Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

CHESAPEAKE EXPLORATION, L.L.C.,

CHESAPEAKE OPERATING, L.L.C.,

CHESAPEAKE ENERGY MARKETING, L.L.C.

and

CHESAPEAKE ROYALTY, L.L.C.

(collectively, the “Sellers”)

and

SILVERBOW RESOURCES OPERATING, LLC

(the “Buyer”)

August 11, 2023

3.26	Regulatory	49
3.27	Personal Property	49
3.28	Affiliate Contracts and Arrangements	49
4. Buyer’s Representations and Warranties		49
4.1	Organization and Standing	49
4.2	Powers	49
4.3	No Restriction	50
4.4	Authorization	50
4.5	Non-Contravention	50
4.6	Governmental Consent	50
4.7	Litigation, Etc.	50
4.8	Broker’s or Finder’s Fees	50
4.9	Bankruptcy	50
4.10	Qualifications	50
4.11	Financing	51
4.12	Investment	51
4.13	Securities Law Compliance	52
4.14	R&W Insurance Policy	52
5. Covenants		52
5.1	Access to Information	52
5.2	Conduct of Business	55
5.3	Approval of Conduct	57
5.4	Other Owners	57
5.5	Revenues; Property Costs	57
5.6	Tax Matters	58
5.7	Suspended Funds	60
5.8	R&W Insurance Policy	61
5.9	Operatorship	61
5.10	Limitations on Representations and Warranties	61
5.11	NORM, WASTES AND OTHER SUBSTANCES	64
5.12	Employment Transfer Agreement	64
5.13	Government Reviews	64
5.14	Material Midstream Contracts	66
5.15	Financing	67
5.16	Financing Cooperation	70
5.17	FCC Licenses	72
6. Buyer’s Conditions Precedent		73
7. Sellers’ Conditions Precedent		75
8. The Closing		77
8.1	Buyer’s Deliveries	77
8.2	Sellers’ Deliveries	78
8.3	Post-Closing Adjustments	79
8.4	Post-Closing Deliveries	79
8.5	Deferred Purchase Price	79
8.6	Contingent Payments	79
9. Public Announcements; Confidentiality		80

PURCHASE AND SALE AGREEMENT

10. Indemnification		81
10.1	Assumed Obligations	81
10.2	Sellers’ Indemnification	81
10.3	Buyer’s Indemnification	81
10.4	Indemnification Procedure	82
10.5	Defense	82
10.6	Certain Limitations on Indemnity Obligations	83
10.7	EXTENT OF INDEMNIFICATION	87
11. Preservation of Books and Records		87
12. Termination		87
12.1	Right to Terminate	88
12.2	Effect of Termination	89
12.3	Distribution of Deposit Upon Termination	89
13. Miscellaneous		91
13.1	Time	91
13.2	Notices	91
13.3	Cooperation	92
13.4	No Third Party Beneficiaries	92
13.5	Cumulative Remedies	92
13.6	Choice of Law; Venue	93
13.7	Jurisdiction	93
13.8	Entire Agreement	93
13.9	Assignment	94
13.10	Amendment	94
13.11	Severability	94
13.12	Attorney Fees	94
13.13	Waiver	94
13.14	Counterparts; Electronic Transmission	94
13.15	WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC.	94
13.16	Mutuality	95
13.17	Schedules	95
13.18	Possible Exchange	95
13.19	Sale or Use Tax, Recording Fees, and Similar Taxes and Fees	96
13.20	Expenses	96
13.21	Change of Name	96
13.22	Replacement of Bonds, Letters of Credit and Guarantees	96
13.23	Specific Performance	97
13.24	Reliance	98
13.25	Limitation on Recourse	98
13.26	Seller Representative	99
13.27	Debt Financing Sources	99

PURCHASE AND SALE AGREEMENT

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	–	Real Property Interests and Wells
Exhibit A-2	–	Transferred Pipeline Assets
Exhibit A-3	–	Vehicles
Exhibit A-4	–	Target Area
Exhibit A-5	–	Excluded Assets
Exhibit A-6	–	G&G Data
Exhibit B-1	–	Form of Assignment, Bill of Sale and Conveyance
Exhibit B-2	–	Form of Seismic License Agreement
Exhibit C	–	Contracts
Exhibit D	–	Employment Transfer Agreement
Exhibit E	–	Form of Transition Services Agreement
Exhibit F	–	Form of PPR Notice
Exhibit G	–	Form of Consent Notice

Schedules

Schedule 1.1(a)	Persons with Knowledge
Schedule 1.1(b)	Equipment
Schedule 2.4	Consent Information
Schedule 3.3	No Breach
Schedule 3.4	Litigation
Schedule 3.5	Taxes
Schedule 3.6	Permits
Schedule 3.8	Material Contracts
Schedule 3.9	Environmental and Safety Matters
Schedule 3.12	Preferential Rights of Purchase and Consents to Assign
Schedule 3.13	Balancing
Schedule 3.14	Non-Consent Operations
Schedule 3.15	Plugging and Abandonment
Schedule 3.17	Capital Commitments
Schedule 3.18	Credit Support
Schedule 3.19	Wells
Schedule 3.20	Payout Balances
Schedule 3.21	Surface Use
Schedule 3.23	Real Property Interests
Schedule 3.24	Specified Matters
Schedule 3.28	Affiliate Contracts and Arrangements
Schedule 5.2	Conduct of Business Exceptions
Schedule 5.14	Midstream Agreements
Schedule 5.17	FCC Licenses
Schedule 8.6	Contingent Payments
Schedule 12.3.3	WR Benefit
Schedule PE	Permitted Encumbrances

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 11th day of August, 2023 (the “Execution Date”), by and among CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (“CELLC”), CHESAPEAKE OPERATING, L.L.C., an Oklahoma limited liability company (“COLLC”), CHESAPEAKE ENERGY MARKETING, L.L.C., an Oklahoma limited liability company (“CEM”) and CHESAPEAKE ROYALTY, L.L.C., an Oklahoma limited liability company (“CRLLC” and, together with CELLC, COLLC and CEM, each, a “Seller” and, collectively, the “Sellers”) and SILVERBOW RESOURCES OPERATING, LLC, a Texas limited liability company (the “Buyer”). The Buyer and the Sellers may be referred to herein collectively as the “Parties”, or individually as a “Party”.

B A C K G R O U N D:

A. The Sellers desire to sell and the Buyer desires to purchase all of the Sellers’ right, title and interest in and to the Properties (as hereinafter defined).

B. The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.

Definitions and References. Capitalized terms used throughout this Agreement including the Recitals above and not defined in Section 1.1 below shall have the meaning ascribed to them elsewhere in this Agreement.

1.1 Definitions. Each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with such Person.

“Aggregate Defect Deductible” means an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Agreement” has the meaning specified in the introductory paragraph and includes the Exhibits and Schedules attached hereto.

“Allocated Value” means, with respect to each Real Property Interest or Well, the portion of the Purchase Price attributable to such Real Property Interest or Well as set forth on Exhibit A-1.

“Antitrust Laws” has the meaning specified in Section 5.13.2.

“Assessment” has the meaning specified in Section 5.1.1.

“Asset Taxes” means production, severance, sales, use, gross receipts, occupation, ad valorem property, personal property, excise or similar Taxes based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding (a) Income Taxes and (b) Transfer Taxes (if any) imposed with respect to the transactions contemplated by this Agreement.

“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit B-1 with respect to the Properties.

“Assumed Obligations” means all Liabilities of every kind and character of the Sellers with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, including Liabilities arising out of (a) Liabilities and duties to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on or within the geographical boundaries of the Lands or otherwise comprising part of the Properties and (b) all Liabilities to restore the surface of the Real Property Interests or the Lands and any other obligations relating to the failure of the Real Property Interests, Lands or Wells to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws or to conduct remediation activities that may be required under Environmental Law or under any Real Property Interest on or otherwise in connection with activities on the Properties, regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time. Notwithstanding anything to the contrary, the definition of “Assumed Obligations” shall be without prejudice to the rights and remedies of the Buyer with respect to Title Defects and Environmental Defects under Section 2 and the Assumed Obligations shall exclude all Seller Taxes.

“Austin Chalk Formation” means the geological formation that is generally known as the Austin Chalk Shale formation, which includes the stratigraphic equivalent of the depths found in the PGE Browne 1H well (API# 42479407170000), located in Webb County, Texas, with the top at a measured depth of 7,439 feet, and the base at a measured depth of 7,899 feet, recognizing that the actual depths will vary across the area where the Properties are located.

PURCHASE AND SALE AGREEMENT

“Bankruptcy Cases” means the bankruptcy cases commenced by the filing by the Sellers (or certain of their predecessors or Affiliates) for voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court Southern District of Texas that were jointly administered under Case No. 20-33233.

“Benefit Notice” has the meaning specified in Section 2.2.10.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized by Law to close.

“Buyer” has the meaning specified in the introductory paragraph.

“Buyer Financing” means any Debt Financing, Capital Markets Transaction or other arrangement, marketing, syndication and consummation of any financing that may be arranged by the Buyer or Buyer Parent Company to the extent deemed necessary or advisable by the Buyer to fund any portion of the Purchase Price under this Agreement.

“Buyer Indemnified Parties” has the meaning specified in Section 10.2.

“Buyer Parent Company” means SilverBow Resources, Inc.

“Buyer’s Auditors” has the meaning specified in Section 5.15.2.

“Buyer’s Reserve Engineers” has the meaning specified in Section 5.15.2.

“Capital Markets Transaction” has the meaning specified in Section 5.15.2.

“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure or other casualty, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Properties for production of Hydrocarbons through normal depletion (including the watering out of any well, collapsed casing or sand infiltration of any well).

“Casualty Loss” has the meaning specified in Section 2.12.

“Casualty Loss Amount” has the meaning specified in Section 2.12.

“CELLC” has the meaning specified in the introductory paragraph.

“CEM” has the meaning specified in the introductory paragraph.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning specified in Section 8.

“Closing Statement” has the meaning specified in Section 2.8.

PURCHASE AND SALE AGREEMENT

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof.

“COLLC” has the meaning specified in the introductory paragraph.

“Commercially Reasonable Efforts” means reasonable efforts of a Party under existing circumstances; provided, however, that, other than with respect to Section 5.13, such efforts shall not include the incurring of any material liability or obligation or the payment of any money (unless the other Party has agreed in writing to pay such costs).

“Confidentiality Agreement” means that certain confidentiality agreement dated September 19, 2022 executed by Chesapeake Energy Corporation and SilverBow Resources Operating, LLC.

“Consultant” has the meaning specified in Section 2.2.11.

“Contingent Payments” has the meaning specified Section 8.6.

“Contracts” has the meaning specified in the definition of Properties.

“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.

“CRLLC” has the meaning specified in the introductory paragraph.

“Cure Period” has the meaning specified in Section 2.1.2.

“Currently Producing Zone” means for a given Well, the zone or formation containing the perforated interval(s) from which such Well is currently producing oil and/or gas, as applicable, as reported for such Well to the applicable Governmental Authority governing such Well and any other zone or formation from which the Well is being produced as can otherwise be reasonably determined within the Records of the Sellers.

“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.

“Debt Financing” has the meaning specified in Section 5.15.1.

“Debt Financing Sources” has the meaning specified in Section 13.27.

“Defect Notice” has the meaning specified in Section 2.2.

PURCHASE AND SALE AGREEMENT

“Defect Notice Date” has the meaning specified in Section 2.2.

“Defensible Title” means such record title (or beneficial title in the case of contractual interests held pursuant to joint operating agreements, pooling agreements, unitization agreements or other similar agreements) of the Sellers to the Real Property Interests or Wells that, subject to Permitted Encumbrances, as of the Effective Time and the Closing Date:

(a)

entitles the Sellers to receive, throughout the productive life of a Well or Real Property Interest, as applicable, not less than the Net Revenue Interest set forth in Exhibit A-1 in and to all Hydrocarbons produced and saved or sold from or allocated to the Target Formation of such Well or Real Property Interest, as applicable, except for (i) decreases in connection with any operation in which the owner of such Well or Real Property Interest, as applicable, is a non-consenting owner to the extent such election is made after the Execution Date, including decreases resulting from any reversion of interest to co-owners with respect to which such co-owners, after the Execution Date, may elect to be a non-consenting co-owner, in each case, to the extent not in violation of Section 5.2, (ii) decreases resulting from the establishment after the Execution Date of pools or units, (iii) decreases required to allow other working interest owners, pipelines or plants to make up past underproduction, and (iv) decreases resulting from reversionary interests, carried interests, horizontal or vertical severances, the effluxion of time or other matters or changes in interest, in each case, to the extent expressly stated in Exhibit A-1;

(b)

obligates the Sellers to bear, throughout the productive life of a Well (and the plugging, abandonment and salvage thereof), not greater than the Working Interest in such Well set forth in Exhibit A-1 with respect to the Target Formation, except (i) increases in such Working Interest resulting from matters expressly stated in Exhibit A-1, (ii) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements, in each case, to the extent not in violation of Section 5.2, and (iii) increases that are accompanied by at least a proportionate increase in the Net Revenue Interest for such Well;

(c)

with respect to a Real Property Interest, entitles the Sellers to the Net Acres set forth on Exhibit A-1 with respect to the Target Formation for such Real Property Interest, except (i) increases in Sellers’ Working Interest in such Real Property Interest resulting from matters expressly stated in Exhibit A-1, (ii) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements, in each case, to the extent not in violation of Section 5.2, and (iii) increases that are accompanied by at least a proportionate increase in the Net Revenue Interest for such Real Property Interest; and

PURCHASE AND SALE AGREEMENT

(d)	is free and clear of all Liens.

“Deferred Purchase Price” means the aggregate amount of Fifty Million Dollars ($50,000,000), payable in accordance with Section 8.5.

“Deposit” has the meaning specified in Section 2.

“DOJ” means the Department of Justice.

“Dollar” means the United States of America dollar.

“Eagle Ford Formation” means the geological formation that is generally known as the Eagle Ford Shale formation, which includes the stratigraphic equivalent of the depths found in the PGE Browne 1H well (API# 42479407170000), located in Webb County, Texas, with the top at a measured depth of 7,899 feet, and the base at a measured depth of 8,222 feet, recognizing that the actual depths will vary across the area where the Properties are located.

“Easements” has the meaning specified in the definition of Properties.

“Effective Time” means 7:00 a.m. Central Time, February 1, 2023.

“Employment Transfer Agreement” has the meaning specified in Section 5.12.

“Environmental Defect” means, as to a Real Property Interest or Well, the existence of an environmental condition that (x) results in a violation of an Environmental Law or (y) currently requires remediation under Environmental Laws, in each case, in effect as of the Execution Date; provided that the term “Environmental Defect” does not include the failure to meet good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Authority but which are not subject to legal requirements under Environmental Laws, and provided further that the term “Environmental Defect” excludes any of the foregoing liabilities to the extent caused by or relating to NORM or any matters set forth on Schedule 3.9. For the avoidance of doubt, (a) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Defect, (b) the fact that a Well should be temporarily plugged or abandoned or permanently plugged and abandoned, or facts or conditions based on the quantity of Hydrocarbon production from a Real Property Interest or Well, shall, in each case, not form the basis of an Environmental Defect, and (c) except with respect to equipment (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Defect (so long as, in the case of clauses (a), (b) and (c), the existence of the matter(s) mentioned therein in and of themselves do not constitute a violation of any applicable Environmental Laws).

PURCHASE AND SALE AGREEMENT

“Environmental Defect Amount” has the meaning specified in Section 2.2.9.

“Environmental Law” means any applicable Law relating to the environment, natural resources, health and safety (as relating to exposure to contamination in the environment), hazardous materials, industrial hygiene, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, surface water, soil gas, and indoor and ambient air conditions or the reporting, investigation or remediation of environmental contamination and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended as of the Execution Date.

“Equipment” has the meaning set forth in the definition of Properties.

“Escrow Account” means the escrow account established by the Escrow Agent to be administered pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement, dated as of the Execution Date, executed by the Sellers, the Buyer, and the Escrow Agent, in respect of the receipt, holding, and distribution, as the case may be, of the Deposit and any other amounts deposited in the Escrow Account pursuant to the terms hereof.

“Excluded Assets” means:

(a)	the Excluded Information;

(b)	the items expressly identified on Exhibit A-5;

(c)

any existing or future refund of costs, Taxes or expenses borne by the Sellers, their Affiliates or each of their respective predecessors in title attributable to the period prior to the Effective Time and that do not constitute Assumed Obligations hereunder;

PURCHASE AND SALE AGREEMENT

(d)

any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Real Property Interests and Wells, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time and do not constitute Assumed Obligations hereunder;

(e)	all rights of the Sellers under Contracts attributable to periods before the Effective Time insofar as such rights do not constitute Assumed Obligations hereunder;

(f)

all rights and interests of the Sellers (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of a Seller against Third Parties under any influence or hold harmless agreements and any indemnities received in connection with a Seller’s prior acquisition of any of the Properties), (ii) under any bond, letter of credit or guarantee or (iii) relating to existing claims and causes of action that may be asserted against a Third Party in each case, to the extent that such items do not constitute Assumed Obligations hereunder;

(g)

all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof other than inventory for which an adjustment is made to the Purchase Price under Section 2.6(a);

(h)

all audit rights (including rights to receive costs and revenues in connection therewith, in each case to the extent the Sellers are responsible for such costs under this Agreement) arising under any of the Contracts or otherwise with respect to the Properties for any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances or to the extent that such items constitute Assumed Obligations hereunder;

(i)

all trade credits, account receivables, note receivables, take-or-pay amounts receivable and other receivables attributable to the Properties (other than inventory for which an adjustment is made under Section 2.6(a)) with respect to any period of time prior to the Effective Time, as determined in accordance with GAAP;

(j)

all data bearing devices (computers/tablets, external hard drives, and servers), network routers, network firewalls, and mobile devices, as well as email and software licenses, less and except the cellular telephones provided by the Sellers to the Transfer Employees pursuant to the Employment Transfer Agreement (provided, however, in each case, the Buyer acknowledges and agrees that the Sellers shall have the right to erase any confidential or proprietary data and other information not otherwise comprising Records from any such cellular telephones and other devices prior to Closing);

(k)	all office supplies, furniture and related personal effects located off the Properties or only temporarily located on the Properties;

PURCHASE AND SALE AGREEMENT

(l)	all artwork and personal effects whether located on or among the Properties;

(m)	Properties retained by the Sellers pursuant to Section 2.2.4 or excluded from the Properties at Closing pursuant to Section 2.4 or Section 5.1, subject to the terms of such Sections;

(n)	all leased personal property;

(o)

all refunds with respect to (i) any Asset Taxes allocated to the Sellers pursuant to Section 5.6 (but only to the extent that such Asset Taxes economically are borne by the Sellers in accordance with this Agreement), (ii) Income Taxes of the Sellers, or (iii) any Taxes attributable to the Excluded Assets, in each case, to the extent that such items do not constitute Assumed Obligations hereunder;

(p)

all drilling contracts, drilling rigs and related equipment, work over rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, to the extent such equipment is not used or held for use primarily in connection with the Properties; and

(q)

any other right or interest of any Seller, including claims against Third Parties, to the extent related to the ownership of the Properties prior to the Effective Time to the extent (i) not described in clauses (a) – (p) in the definition of “Properties” and (ii) that such items do not constitute Assumed Obligations hereunder.

“Excluded Information” means (a) any books, records, files, maps, information, data, software, permits, licenses (other than any FCC Licenses), or similar information (or copies thereof) (i) whose change in ownership or transfer is prohibited by an agreement with a Third Party or by applicable Law, and for which no consent to such change in ownership or transfer has been received; provided, however, that the Sellers shall use Commercially Reasonable Efforts to obtain such consents, (ii) that cannot be disclosed to the Buyer as a result of confidentiality arrangements; provided, however, that the Sellers shall use Commercially Reasonable Efforts to obtain waivers to such confidentiality arrangements, or (iii) whose change in ownership or transfer is subject to payment of a fee or other consideration by an agreement with a Third Party or by applicable Law (which the Buyer has not agreed in writing to pay or exchange to or with such Third Party); (b) any contracts, books, records, files, maps, information, data, software, licenses (other than any FCC Licenses), or similar information (or copies thereof) to the extent not relating to the Properties; (c) any records or information relating to the offer, negotiation or sale of the Properties, including bids received from and records of negotiations with the Buyer or Third Parties; (d) any original or copied records, information, data, software and licenses expressly permitted to be retained by the Sellers pursuant to the terms hereof (to the extent Buyer is provided with copies thereof); (e) any of the Sellers’ (or their Affiliates’) reserve, engineering, economic

PURCHASE AND SALE AGREEMENT

or marketing evaluations or interpretations, interpretive maps, or correspondence related thereto; (f) master service contracts or software used for both the Properties and other assets of the Sellers (or their Affiliates); (g) all corporate, limited liability company, partnership or financial, Tax and legal records of the Sellers relating to each Seller’s business generally (other than title records, records related to Asset Taxes with respect to the Properties or except for copies of records subject to this clause (g) to the extent substantially related to any of the Assumed Obligations); (h) the Sellers’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of the Sellers’ business generally; (i) any environmental studies, evaluations, reports or interpretations thereof, which were generated by or for the Sellers’ (or their Affiliates’) solely for internal use; (j) all “virtual courthouses” or physical or virtual “data rooms” of the Sellers; (k) each Seller’s exclusive use arrangements with title abstract facilities; (l) all legal records and files of the Sellers constituting work product of, and attorney-client communications with, the Sellers’ legal counsel that are protected by an attorney-client privilege (excluding any title documents); (m) all of the Sellers’ (and their Affiliates’) proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other similar intellectual property; (n) any contracts, books, records, files, maps, information, data, software, permits, or licenses (including radio licenses), or similar information (or copies thereof), to the extent primarily relating to any of the other Excluded Assets; and (o) all G&G Data (including the Sellers’ interpretation thereof), other than the rights provided under the Seismic License Agreement.

“Excluded Property Costs” means Liabilities attributable to (a) personal injury, illness or death, property damage, torts, breach of Contract claims or fines, penalties or sanctions related to a violation of Law by the Sellers or their Affiliates; (b) any Title Defects (including the cure thereof) or Environmental Defects (including the remediation or cure thereof); (c) depletion, depreciation, amortization, unrealized (or realized) gains or losses on derivative positions and other noncash accounting entries; (d) any costs associated with the Sellers’ obligations arising under Section 2.4 or any type of costs described in Section 13.20 of the Sellers; (e) except to the extent permitted in Section 5.2, lease bonuses, lease acquisition costs, and similar payments; (f) obligations to pay royalties, overriding royalties, net profits interests, or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons relating to the Properties; (g) any costs incurred with respect to an indemnification obligation hereunder; (h) interest and other cost of capital expenses; (i) obligations with respect to any Imbalances associated with the Properties; (j) Seller Taxes; (k) any broker or advisor fees associated with the sale of the Properties; (l) any indebtedness under any debt instrument of any Seller or their respective Affiliates and (m) any claims for indemnification, contribution or reimbursement from any Third Party with respect to Liabilities of the type described in preceding clauses (a) through (l), whether such claims are made pursuant to contract or otherwise.

“Execution Date” has the meaning specified in the introductory paragraph.

PURCHASE AND SALE AGREEMENT

“Expert” means an oil and gas attorney of the Parties’ choosing practicing in the state where the applicable Property is located; provided that such Expert shall not have performed any work for such Party or its Affiliates nor been an officer, director or employee of such Party or any of its Affiliates within the preceding five (5) year period.

“FCC” means the Federal Communications Commission.

“FCC Assignment Applications” has the meaning specified in Section 5.17.1.

“FCC Licenses” means those licenses granted by the FCC and described on Schedule 5.17.

“Final Statement” has the meaning specified in Section 2.9.

“Fraud” means an actual, intentional, and willful misrepresentation by a Party with respect to the making of any representation or warranty set forth in Article 3 or Article 4 of this Agreement, as applicable; provided that (a) the Party making such representation or warranty had Knowledge that the applicable representation or warranty, as may be qualified in this Agreement, was false at the time it was made, (b) the representation or warranty was made with the intention that the other Party rely thereon to its detriment, (c) the representation or warranty was relied upon by the other Party to such other Party’s detriment, and (d) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means (a) with respect to the Sellers, the representations and warranties of the Sellers in Section 3.1, Section 3.2, Section 3.3, Section 3.10 and Section 3.11 and (b) with respect to the Buyer, the representations and warranties of the Buyer in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.8, and Section 4.9.

“G&G Data” means geological or geophysical information constituting proprietary seismic data, studies, core samples and information to be covered by the license agreements and any other similar geological or geophysical information, in each case, related to the Properties.

“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.

PURCHASE AND SALE AGREEMENT

“Governmental Authority” means any national, tribal, state, county or municipal government or division thereof, domestic or foreign, any governmental, regulatory, or administrative agency, board, bureau, commission, court, department or other instrumentality of any such government, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or governmental tribunal or arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws (but excluding any NORM).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons produced in association therewith.

“Imbalances” means any production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the respective Seller’s interest in such Seller’s Wells or any interests pooled or unitized therewith.

“Income Taxes” means income, gross receipts, franchise, branch, margin, or similar Taxes (including withholding and estimated Taxes with respect to any of the foregoing).

“Individual Defect Threshold” has the meaning specified in Section 2.2.1.

“Knowledge” of a fact or matter means, with respect to a Seller, the actual knowledge (after reasonable due inquiry of those employees reporting directly to such individual) of the individuals of such Seller listed in Schedule 1.1(a).

“Lands” means the lands covered by the Real Property Interests or Units.

“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lenders” means, collectively, the Lenders (as defined in the First Amended and Restated Senior Secured Revolving Credit Agreement among Buyer Parent Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders that are a party thereto, as amended from time to time) and any other any Persons that have committed or will commit to provide or arrange Debt Financing for the Buyer or its Affiliates.

PURCHASE AND SALE AGREEMENT

“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, fees, interest obligations, deficiencies, debts, obligations, costs and expenses, and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including amounts paid in settlement, interest, court costs, costs of investigators, any attorneys’, accountants’, financial advisors’ or other experts’ fees or other expenses incurred in connection therewith.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or other arrangements substantially equivalent thereto.

“Material Adverse Effect” means any result, consequence, condition or matter which (a) materially and adversely affects the Properties or the operations, rights, results of operations or the value of the Properties taken as a whole, or (b) materially impairs, prevents or delays, or would be reasonably expected to impair, prevent or delay, a Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party, (ii) that result from the performance of any of the transactions contemplated in this Agreement in accordance with the terms hereof or the public announcement thereof, (iii) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks or acts of God or natural disasters, or (iv) that result from acts or failures to act of any Governmental Authorities and changes in Laws from and after the Execution Date; provided, further, any result, consequence, condition or matter referred to in the immediately preceding clauses (i), (iii) or (iv) will be taken into account for purposes of determining whether there has been a Material Adverse Effect to the extent such result, consequence, condition or matter adversely affects the Properties in a disproportionately adverse manner relative to other companies operating in the industries and geographic region in which the Properties are located. Notwithstanding anything to the contrary in this Agreement, in determining whether a Material Adverse Effect exists, any indemnification by the Sellers or the Buyer under this Agreement or any insurance, claim right of contribution, other indemnity or other rights, shall not be taken into consideration or account.

“Material Contracts” has the meaning specified in Section 3.8.

“Midstream Agreements” has the meaning specified in Section 5.14.1.

“Midstream Assignments” has the meaning specified in Section 5.14.1.

PURCHASE AND SALE AGREEMENT

“Net Acre” means as calculated separately with respect to each Real Property Interest, the product of (a) the number of gross acres of land covered by such Real Property Interest, multiplied by (b) the lessor’s undivided mineral interest ownership in the Hydrocarbons in such Target Formation covered by such Real Property Interest, multiplied by (c) the Sellers’ Working Interest in such Real Property Interest; provided, however, if items (b) and/or (c) vary as to different areas of such lands covered by such Real Property Interest as identified on Exhibit A-1, a separate calculation shall be performed with respect to each such area.

“Net Revenue Interest” (or “NRI”) means, with respect to any Well or Real Property Interest, the decimal interest in and to all production of Hydrocarbons produced and saved or sold from or allocated to such Well or Real Property Interest after giving effect to all valid lessors’ royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests, and other burdens upon, measurable or payable out of production therefrom.

“Non-Recourse Person” has the meaning specified in Section 13.25.

“NORM” has the meaning specified in Section 5.11.

“Operational Escrow Accounts” means, to the extent related to the Properties, those escrow accounts established pursuant to that certain Security Agreement, effective as of October 1, 2009, by and among The Petty Family Limited Partnership, LLP, CELLC and COLLC and that certain Depository or Escrow Agreement, effective October 1, 2009, by and among PGE Mineral Properties, Ltd., The Petty Family Limited Partnership, LLP, CELLC and COLLC designating International Bank of Commerce as depositary.

“Order” means any award, writ, decision, injunction, judgment, order, ruling, edict, decree, pronouncement, determination, sentence, subpoena, or verdict entered, issued, made, enacted, promulgated, enforced or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice (based on the twelve (12) month period prior to the Execution Date) of the applicable Sellers or their respective Affiliates.

“Outside Date” has the meaning specified in Section 12.1.5.

“Party” and “Parties” have the meanings specified in the introductory paragraph.

“Permits” means any permit, license, certificate, approval, consent, notice, waiver, variance, exemption, franchise, registration, accreditation or other authorization required by any Law or Governmental Authority or granted or issued by any Governmental Authority.

“Permitted Encumbrances” means any of the following:

PURCHASE AND SALE AGREEMENT

(a)

royalties, nonparticipating royalty interests, net profits interests and any overriding royalties and other similar burdens or encumbrances to the extent they do not, individually or in the aggregate, result in an Unapproved Exception;

(b)

statutory Liens for Taxes (i) for which payment is not due and payable or (ii) which are being contested diligently and in good faith by appropriate proceedings and if so contested, are identified on Schedule PE;

(c)

Any (i) inchoate Liens or charges constituting or securing the payment of expenses incurred incidental to maintenance, development, production, or operation of the Properties or for the purpose of developing, producing, or processing Hydrocarbons therefrom or therein and (ii) Liens of mechanics, materialmen, warehousemen, landlords, vendors and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the Ordinary Course of Business and relate to sums not yet due;

(d)

operating agreements, farmout agreements unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, Hydrocarbon purchase contracts and all of the Contracts to the extent they do not, individually or in the aggregate, result in an Unapproved Exception;

(e)

all rights reserved to or vested in any Governmental Authority (i) to control or regulate any of the Properties in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority, (ii) to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or (iii) to purchase, condemn or expropriate any of the Properties;

(f)

all rights to consent by, required notices to, or filings with Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations (“Customary Post-Closing Consents”);

(g)

except to the extent (i) already triggered or (ii) triggered upon the consummation of the transactions contemplated herein, conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease;

(h)	non-governmental Third Party consents; provided that, with respect to Required Consents and PPRs the Sellers shall have complied with the provisions of Section 2.4;

PURCHASE AND SALE AGREEMENT

(i)	rights of tenants-in-common in and to the Properties to the extent they do not, individually or in the aggregate, result in an Unapproved Exception;

(j)

all defects or irregularities (i) arising out of a lack of corporate authorization or a variation in corporate name unless the Buyer provides affirmative evidence such corporate action or variation results in, or is reasonably likely to result in, another Person’s superior claim of title to the relevant Properties, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship proceedings unless the Buyer provides affirmative evidence such corporate action or variation results in, or is reasonably likely to result in, another Person’s superior claim of title to the relevant Properties, (iv) that have been cured by possession under applicable statutes of limitation, (v) resulting from lack of survey or failure to record releases of Liens, production payments or mortgages that have expired by their own terms, (vi) the enforcement of which are barred by applicable statutes of limitation or such other matters that would render such defect invalid according to applicable Law or (vii) to the extent affecting depths, intervals, formations, or strata outside of the Target Formation;

(k)	calls on Hydrocarbon production under existing Contracts that are set forth and expressly identified on Schedule 3.8;

(l)	any encumbrance on or affecting the Properties which is discharged by the Sellers at or prior to Closing at no expense to the Buyer;

(m)	any matters expressly identified on Exhibit A-1, Schedule 3.4 or Schedule PE;

(n)	Imbalances;

(o)	expiration of, or other defects affecting, Real Property Interests that are described on Exhibit A-1 as having an expiration date on or prior to the Target Closing Date;

(p)

easements, rights-of-way, restrictions, covenants, servitudes, permits, surface leases, rights in respect of surface operations, and other encumbrances or rights that do not prevent or adversely impact the ownership, operation or use of the applicable Well or Real Property Interest as currently owned and operated;

(q)

the terms and conditions of the Real Property Interests, including any depth limitations or similar limitations that may be set forth therein, to the extent they do not, individually or in the aggregate, result in an Unapproved Exception; and

PURCHASE AND SALE AGREEMENT

(r)	lack of rights, access or transportation as to any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Properties.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“Personnel Contact” means Dustin Lewis (at dustin.lewis@chk.com) or such other Person as the Sellers may designate in writing from time to time.

“Phase II Environmental Site Assessment” has the meaning specified in Section 5.1.1.

“PPR” has the meaning specified in Section 2.4.

“Proceeding” means any proceeding, action, cause of action, arbitration, investigation, litigation or suit (whether civil, criminal, administrative, investigative, informal or otherwise, whether in contract, in tort or otherwise) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Properties” means with respect to each Seller, all of such Seller’s right, title and interest in and to the following, excluding the Excluded Assets:

(a)

all oil and gas leases, oil, gas and mineral leases, subleases, record title, operating rights, other leaseholds, working interests and net revenue interests, in each case, located in the Target Area, including those described on Exhibit A-1, and also including, for the avoidance of doubt, any oil and gas leases, oil, gas and mineral leases, subleases, record title, operating rights, other leaseholds, working interests and net revenue interests specifically described on Exhibit A-1 whether or not located within the Target Area, whether producing or non-producing, together with all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other Hydrocarbon interests of any kind or character created thereby, derived therefrom or attributable thereto, as well as all amendments, renewals, extensions or ratifications thereof (collectively, the “Real Property Interests”);

(b)

all oil, gas, water, injection and disposal wells located on or within the Target Area, whether producing, shut-in, plugged or abandoned, including those wells described on Exhibit A-1, and also including, for the avoidance of doubt, any wells specifically described in Exhibit A-1 whether or not located within the Target Area (the “Wells”) and all tangible personal property, equipment, fixtures, improvements and other appurtenances located in the Target Area or owned in connection with the production, treating, storing, transportation or marketing of Hydrocarbons from the Wells, including, but not by way of limitation, all injection wells, well heads, casing, tubing,

PURCHASE AND SALE AGREEMENT

pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, boilers, separators, treating equipment, compressors, other equipment, automation systems including meters and related telemetry on wells, power lines and telephone and communication lines and towers and the items set forth on Schedule 1.1(b) (the “Equipment”);

(c)

all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Real Property Interests and/or Wells and all of such Seller’s interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests and/or Wells (collectively, the “Units”);

(d)

all gathering lines, transmission lines, flow lines, gas lines, tubing, pumps, motors, gauges, valves, meters and other measurement equipment, and other machinery and equipment constituting part of the pipelines located in the Target Area, including those described on Exhibit A-2, and also including, for the avoidance of doubt, any such lines, machinery or equipment specifically described in Exhibit A-2 whether or not located within the Target Area (the “Transferred Pipeline Assets”);

(e)

all contracts, agreements, or other legally binding arrangements presently existing to which the Sellers are a party or are bound to the extent covering, attributable to or relating to any of the Properties, including, without limitation: operating agreements, crude oil, condensate, and natural gas purchase and sale agreements, gathering agreements, transportation agreements, marketing, disposal or injection agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements, confidentiality agreements, FCC Licenses and any other similar contracts, agreements and instruments, including, the rights and obligations in and to any Contracts listed on Schedule 5.14 to the extent assigned pursuant to the Midstream Assignments and those contracts and agreements described on Exhibit C (collectively, the “Contracts”); provided that “Contracts” shall exclude (i) any master service agreements, (ii) any contracts, agreements and instruments to the extent transfer is (A) restricted by their respective terms or Third Party agreement and the necessary consents to transfer are not obtained pursuant to Section 2.4, or (B) subject (expressly in the terms of such contracts, agreements or instruments) to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of the Sellers, and for which no consent to transfer has been received or for which the Buyer has not agreed in writing to pay the fee or other consideration, as applicable, (iii) except to the extent assigned pursuant to the Midstream Assignments, the rights in and to any Contracts listed on Schedule 5.14, and (iv) the instruments constituting the Real Property Interests and the assignments or conveyances in the Sellers’ chain of title to same;

PURCHASE AND SALE AGREEMENT

(f)	all Hydrocarbons in, on, under or produced from the Real Property Interests, Wells or Units from and after the Effective Time and the proceeds therefrom;

(g)

to the extent (w) relating to the Properties and owned by the Sellers and their Affiliates, (x) transferrable without payment of a fee or other additional consideration (or, to the extent that the Buyer agrees in writing to pay such fee or other additional consideration) if such fee or additional consideration is expressly required by the terms thereof, (y) a change in ownership or transfer is not prohibited by an agreement with a Third Party or applicable Law, or for which consent to such change in ownership or transfer has been received; provided, however, that the Sellers shall use Commercially Reasonable Efforts to obtain such consent and (z) not subject to a confidentiality arrangement prohibiting disclosure to the Buyer; provided, however, that the Sellers shall use Commercially Reasonable Efforts to obtain a waiver of such confidentiality arrangement:

(i)

easements, surface leases, subsurface leases, permits, licenses, servitudes, rights-of-way and all other rights and appurtenances situated on or used in connection with the operation of the Properties (“Easements”);

(ii)

electronic copies of all files, records and data (including electronic data) including title-related orders, contracts, opinions and lease and land files, well files, abstracts of title, leases, division of interest statements, maps, and similar title information, engineering and/or production files, regulatory filings, and environmental (including environmental reports and incident reports), legal and accounting records, in each case, to the extent related to the Real Property Interests, Units, Wells, Transferred Pipeline Assets, Contracts, Easements, or Assumed Obligations (“Records”);

(h)	the vehicles set forth on Exhibit A-3;

(i)	all rights, benefits and obligations arising from or in connection with any Imbalances as of the Effective Time;

(j)

the cellular telephones provided by the Sellers to the Transfer Employees pursuant to the Employment Transfer Agreement; provided, however, the Buyer acknowledges and agrees that the Sellers shall have the right to erase their confidential and proprietary data and other information not otherwise comprising Records from any such cellular telephones prior to the Closing;

PURCHASE AND SALE AGREEMENT

(k)

all rights, claims and causes of action (including all rights of indemnity recovery, set-off or refunds) of the Sellers or their Affiliates to the extent that such rights, claims or causes of action relate to the Assumed Obligations for which the Buyer has an indemnification obligation or other indemnification obligations hereunder of the Buyer;

(l)	the Permits; and

(m)

any real or personal property, located in the Target Area, or contract rights, in each case, that is primarily related to the ownership, operation or use of the other Properties but not otherwise described above.

“Property Costs” means (a) all expenses incurred in the Ordinary Course of Business in connection with the ownership, operation and maintenance of the Properties (including capital expenditures, rentals, overhead and general and administrative expenses with respect to the ownership and operation of the Properties, royalties, prepayments, lease extensions to the extent permitted in Section 5.3, operating, drilling and completion costs, marketing and transportation costs (in each case whether owed or paid to Affiliates (including Chesapeake Energy Marketing, L.L.C.) or Third Parties)), (b) any costs and expenses that customarily appear on a lease operating statement and, (c) without duplication, any charges and expenses billed under applicable operating agreements and in the case of wholly owned Properties where a joint operating agreement may not exist, overhead rates consistent with those charged by the Sellers on other wells in the area; provided, however, “Property Costs” shall not include (i) the Excluded Property Costs and (ii) any internal overhead of the Sellers not chargeable by Third Parties under applicable joint operating agreements in excess of $600,000 per month with respect to the period from and after the Effective Time until the Closing Date.

“Public Announcement Restrictions” has the meaning set forth in Section 9.1.1.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

“Purchase Price” has the meaning specified in Section 2.

“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy described in Section 5.8, in the name and for the benefit of the Buyer, its Affiliates, and their respective officers, directors, employees, and agents.

“R&W Insurer” means the insurer providing the R&W Insurance Policy.

“Real Property Interests” has the meaning specified in the definition of Properties.

PURCHASE AND SALE AGREEMENT

“Records” has the meaning specified in the definition of Properties.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners, and counsel of a Party or any of its Affiliates; (b) any consultant or agent retained by a Party or the parties listed in clause (a) above; and (c) any bank, other financial institution or financing party, or entity funding, or proposing to fund, such Party’s operations in connection with the Properties, including any consultant retained by such bank, other financial institution, or entity.

“Required Consent” means a consent to assignment by a Third Party that (a) if not obtained prior to the assignment of a Property (i) makes the Assignment with respect to such Property void or voidable, (ii) results in the Person holding such consent having the right to terminate such Seller’s interest in the Property (or the instrument creating such Seller’s rights in the affected Property) subject to such consent or (iii) results in any stipulated damages expressly being owed in relation to such Property or (b) has been affirmatively denied by such Person; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning specified in Section 4.13.

“Seismic License Agreement” means the license agreement set forth in Exhibit B-2 granting a royalty free license and right to use the G&G Data set forth on Exhibit A-6 to the Buyer; provided, however, any G&G Data that may not be licensed to the Buyer without payment of a fee or other penalty shall not be included under the Seismic License Agreement, unless the Buyer has agreed in writing to pay such fee or accept such penalty.

“Seller Annual Financial Statements” means the audited statements of revenues over direct operating expenses of the Properties for the fiscal years ended December 31, 2021 and 2022, together with the notes thereto and the auditor’s report thereon, which comply with the requirements of Item 9.01(a) of Form 8-K of the SEC.

“Seller Financial Statements” means the Seller Annual Financial Statements, the Seller Interim Financial Statements, and, to the extent required to be delivered pursuant to Section 5.16, the Seller Subsequent Annual Financial Statements and the Seller Subsequent Interim Financial Statements.

“Seller Indemnified Parties” has the meaning specified in Section 10.3.

“Seller Interim Financial Statements” means the unaudited statements of revenues less direct operating expenses of the Properties for the period from January 1, 2023 through June 30, 2023, together with the notes thereto, in each case which comply with the requirements of Item 9.01(a) of Form 8-K of the SEC.

“Seller Related Parties” has the meaning specified in Section 13.27.

PURCHASE AND SALE AGREEMENT

“Seller Subsequent Annual Financial Statements” means the audited statements of revenues over direct operating expenses of the Properties for the fiscal years ended December 31, 2023 and 2022, together with the notes thereto and the auditor’s report thereon, which comply with the requirements of Item 9.01(a) of Form 8-K of the SEC.

“Seller Subsequent Interim Financial Statements” means, for any fiscal quarter completed after September 30, 2023, the unaudited statements of revenues less direct operating expenses of the Properties for the period from January 1, 2023 or January 1, 2024, as applicable, to the end of such quarter, together with the notes thereto, in each case which comply with the requirements of Item 9.01(a) of Form 8-K of the SEC.

“Seller Taxes” means each of (a) Asset Taxes allocable to the Sellers pursuant to Section 5.6 (taking into account, and without duplication of, such Asset Taxes economically borne by the Sellers pursuant to the provisions of Section 5.6), (b) Income Taxes of any Seller or any Affiliate of a Seller, (c) any Taxes that arise from a breach of any of the representations or warranties set forth in Section 3.5 or any of the covenants of a Seller (or any Affiliate of a Seller) set forth in Section 5.2.11, Section 5.6, or Section 13.19, and (d) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets.

“Sellers’ Representative” has the meaning specified in Section 13.26.

“Special Damages” has the meaning specified in Section 13.15.

“Special Warranty” has the meaning specified in Section 2.3.

“Straddle Period” means any Tax period that includes, but does not end on or as of, the Effective Time.

“Suspended Funds” means proceeds of production which a Seller is holding as of the Closing Date which are owing to Third Party owners of royalty, overriding royalty, working or other interests in respect of past production of Hydrocarbons attributable to the Properties.

“Target Area” means the area depicted and described on Exhibit A-4.

“Target Closing Date” has the meaning specified in Section 8.

“Target Formation” means (a) with respect to Real Property Interests, the Eagle Ford Formation and the Austin Chalk Formation and (b) with respect to Wells, the Currently Producing Zone.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund or declaration of estimated Tax and any document with respect to, or accompanying a request for, an extension of time for which to file any such return, report, form, statement, or other information required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax.

PURCHASE AND SALE AGREEMENT

“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees in the nature of a Tax, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, lease, leasehold interest, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, environmental, fuel, conservation, unemployment compensation, occupation, premium, windfall profits, inventory, capital stock, transfer and gains taxes, or other governmental taxes, charges, fees, or assessments imposed by a Governmental Authority, whether disputed or not, and whether or not measured in whole or in part by net income, including any interest thereon or penalties or additions thereto.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Title Benefit” has the meaning specified in Section 2.2.10.

“Title Defect” means, as to the Sellers’ interest in a Real Property Interest or Well, any Lien, encumbrance or defect that causes the Sellers’ title to the Target Formation of such Real Property Interest or Well to be less than Defensible Title as of the Effective Time or the Closing Date. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)	defects based solely on a lack of information in a Seller’s files or references to a document if such document is not in a Seller’s files;

(b)

defects based on a failure to record leases issued by any state or federal Governmental Authority, or any assignments of such leases, in the real property, conveyance or other records of the county in which the Real Property Interest or Well is located; provided such leases or assignments (i) were properly filed in the applicable Governmental Authority’s office or are otherwise reflected in the records of the applicable Governmental Authority’s office and (ii) are not required by the applicable Governmental Authority lessor to be recorded in the real property or other county records of the county in which the applicable Real Property Interest or Well is located;

(c)

defects based on any state or federal Governmental Authority’s records to reflect current ownership of the Real Property Interests or Wells with respect to non-state and non-federal Properties, so long as such ownership is reflected in the real property, conveyance or other records of the county in which the Real Property Interest or Well is located;

(d)

defects based on a gap in a Seller’s chain of title in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in the Defect Notice;

PURCHASE AND SALE AGREEMENT

(e)

defects as a consequence of cessation of production, insufficient production, failure to report production or report production timely, or failure to conduct operations on any of the Real Property Interests held by production, or lands pooled, communitized or unitized therewith, except to the extent that the Buyer provides affirmative evidence such matter occurred and that it has given a right of the lessor or other Third Party to terminate the underlying lease (which documentation shall be included in the Defect Notice);

(f)	defects based solely on a legal description that includes the lessor’s mineral estate but describes a tract of land larger than that owned by the lessor;

(g)

any unsubordinated mortgage Lien on the fee estate or mineral fee estate from which title to the relevant Real Property Interest is derived which is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage Lien;

(h)

defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless the Buyer affirmatively demonstrates that such prior oil and gas leases had not expired prior to the creation of the Property in question; and

(i)

defects based on or arising out of the failure of the Sellers or any Third Party to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, declaration or order, production sharing agreement, production allocation agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one lease or tract, to the extent that (i) such Well has been permitted by the applicable Governmental Authority, or (ii) the allocation of Hydrocarbons produced from such Well among such Real Property Interests or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, take points, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such lease or tract its share of such production;

“Title Defect Amount” means the amount by which the Allocated Value of a Well or Real Property Interest is reduced as a result of the existence of a Title Defect, as determined in accordance with the applicable principles set forth in Section 2.2.

“Transfer Employees” has the meaning specified in the Employment Transfer Agreement attached hereto as Exhibit D.

“Transfer Taxes” has the meaning specified in Section 13.19.

“Transferred Pipeline Assets” has the meaning specified in the definition of Properties.

PURCHASE AND SALE AGREEMENT

“Transition Services Agreement” means the transition services agreement substantially in the form of Exhibit E to be executed between the Sellers (or their Affiliate(s)) and the Buyer at the Closing.

“Unapproved Exception” means any matter that operates to: (a) reduce the Sellers’ Net Revenue Interest in any Well or Real Property Interest below that set forth in Exhibit A-1 for such Well or Real Property Interest; (b) increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in the Sellers’ Net Revenue Interest) in any Well above that set forth in Exhibit A-1 for such Well; (c) reduce the Sellers’ Net Acres in any Real Property Interest below that set forth in Exhibit A-1 for such Real Property Interest or (d) increase the Sellers’ Net Acres in any Real Property Interest above that set forth in Exhibit A-1 for such Real Property Interest as a result of an increase in the Sellers’ Working Interest in such Real Property Interest (without at least a proportionate corresponding increase in the Sellers’ Net Revenue Interest in such Real Property Interest).

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended and any applicable state Law of similar principle and effect.

“Wells” has the meaning specified in the definition of Properties.

“Working Interest” (or “WI”) means, with respect to a Real Property Interest or Well, the decimal interest in and to such Real Property Interest or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such property, but without regard to the effect of any valid lessor royalties, overriding royalties, production payments, net profits interests and/or other similar burdens upon, measured by or payable out of production therefrom.

“WR Benefit” has the meaning set forth in Schedule 12.3.3.

1.2 References. All references in this Agreement to Articles, Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Articles, Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined. The word “including” (in its various forms) means including without limitation. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. Each accounting term not defined herein, and each accounting term partly defined herein to the

PURCHASE AND SALE AGREEMENT

extent not defined, will have the meaning given to it under GAAP as interpreted as of the Execution Date. All references to prices, values or monetary amounts refer to Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. As used herein, the words (a) “day” means calendar day, and (b) “shall” and “will” have equal force and effect. If a date of performance falls on a day that is not a Business Day, then the actual date of performance shall be the next succeeding day that is a Business Day.

ARTICLE 2

PURCHASE AND SALE PRICE

2.

Purchase and Sale; Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell and convey to the Buyer all of the Properties, and the Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations. In consideration for the sale of the Properties, and upon the terms and subject to the conditions of this Agreement, the Buyer will pay to the Sellers the purchase price of Seven Hundred Million Dollars ($700,000,000.00), adjusted as set forth herein and subject to the portion of such amount constituting the Deferred Purchase Price being paid in accordance with Section 8.5 (the “Purchase Price”) and, if applicable, the Contingent Payments. Upon the execution of this Agreement, the Buyer shall deliver into the Escrow Account an amount equal to Fifty Million Dollars ($50,000,000.00) (together with all interest accrued thereon, the “Deposit”) to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. At Closing, the Deposit will be applied against the Purchase Price in accordance with the provisions of this Agreement. However, if the Closing does not occur, the Parties shall instruct the Escrow Agent to pay the Deposit in accordance with Section 12.3. The Purchase Price will be adjusted (without duplication) as follows:

2.1 Title and Environmental Defects.

2.1.1

Except as set forth in Section 2.1.3, in the case of a Title Defect or Environmental Defect, as applicable, on which the Parties agree as to its existence and as to the associated Title Defect Amount or Environmental Defect Amount, as applicable, and that the Parties agree has not been cured or remediated prior to Closing, then, subject to the limitations set forth in Section 2.2, there shall be a downward adjustment to the unadjusted Purchase Price equal to the Title Defect Amount or Environmental Defect Amount, as applicable, for such Title Defect or Environmental Defect, as applicable, and, except as otherwise provided herein, the affected Well or Real Property Interest, as applicable, shall be conveyed to the Buyer at Closing.

PURCHASE AND SALE AGREEMENT

2.1.2

If a Title Defect or an Environmental Defect is reasonably susceptible of being cured or remediated, as applicable, the Buyer and the Sellers agree that the Sellers will have the right to cure such defect on or before (a) with respect to Title Defects, ninety (90) days after the Closing Date and (b) with respect to Environmental Defects, on or before the Closing Date (in each case, the “Cure Period”); provided that such election to cure such defect shall not waive or be deemed to waive the Sellers’ right to dispute the existence of such alleged defect or the Purchase Price adjustment asserted with respect thereto.

2.1.3

If (a) the Sellers provide notice at or prior to the delivery of the Closing Statement pursuant to Section 2.8 of the Sellers’ intent to attempt to cure a Title Defect within the Cure Period (“Curable Defect”) or (b) the Sellers and the Buyer are unable, prior to the delivery of the Closing Statement pursuant to Section 2.8, to agree on an alleged Title Defect or Environmental Defect (including the adequate cure or remediation therefor) or Title Defect Amount or Environmental Defect Amount (a “Disputed Title/Enviro Matter”), and the Sellers do not exercise their right, if applicable, under Section 2.2.4 to permanently exclude the affected Well or Real Property Interest from the Properties sold hereunder, then, subject to Sections 2.1.4 and 2.1.5, and the other limitations set forth in Section 2.2: (i) the Buyer shall deposit, at the Closing, into the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement an amount, after application of the Individual Defect Threshold and the Aggregate Defect Deductible, as contemplated by this Agreement, equal to the Buyer’s reasonable, good faith estimate of the Title Defect Amount or Environmental Defect Amount, as applicable, relating to Curable Defect or the Disputed Title/Enviro Matter, as the case may be, as set forth in the applicable Defect Notice delivered in accordance with Section 2.2, (ii) the affected Well or Real Property Interest, as applicable, shall be conveyed to the Buyer at Closing, and (iii) the amount payable at Closing pursuant to Section 8.1.1 shall be reduced by such Title Defect Amount or Environmental Defect Amount estimated by the Buyer pursuant to clause (i) above, as applicable, so deposited into the Escrow Account.

2.1.4

Following the Closing, the amounts deposited in the Escrow Account pursuant to Section 2.1.3 shall be distributed to the appropriate Parties, as follows: (a) with respect to Curable Defects (other than Curable Defects that constitute Disputed Title/Enviro Matters), (i) in the event that a Curable Defect is fully cured by the Sellers prior to the conclusion of the Cure Period, the Sellers shall be entitled to receive the amount deposited (together with any interest thereon) by the Buyer in the Escrow Account therefor, (ii) in the event that a Curable Defect is not partially or fully cured by the Sellers prior to the conclusion of the Cure Period, the Buyer shall be entitled to receive the amount deposited (together with any interest thereon) by the Buyer in the Escrow Account therefor or (iii) in the event that a Curable Defect is partially cured by the Sellers prior to the conclusion of the Cure Period, (A) the Sellers shall be entitled to receive an amount equal to the reduction in the Title Defect Amount for such Curable Defect

PURCHASE AND SALE AGREEMENT

attributable to such partial cure and (B) the Buyer shall be entitled to receive the remainder of the amount deposited (together with any interest thereon) by the Buyer in the Escrow Account therefor; and (b) with respect to any Disputed Title/Enviro Matter, pursuant to the Consultant’s decision rendered pursuant to Section 2.2.11. In order to effect any such distribution, the Parties shall deliver, within one (1) Business Day following the date on which the applicable amount has become due to the relevant Party, a joint written instruction to the Escrow Agent requesting that the Escrow Agent release those portions of the Escrow Account that are determined to be owed to such Party pursuant to this Section 2.1.

2.1.5	If the Parties dispute whether a Title Defect or Environmental Defect has been cured, then the matter shall be resolved in a manner described in Section 2.2.11.

2.2 Defect Notice. Subject to the limitations set forth herein, the Buyer may conduct, at its sole risk, cost and expense the Assessment, as defined below in Section 5.1.1, in order to determine whether any Title Defects or Environmental Defects exist. As a condition to the Buyer asserting any claim with respect to any alleged Title Defect or Environmental Defect, the Buyer must deliver to the Sellers, on or before 5:00 p.m. Central Standard Time on the date that is thirty (30) days after the Execution Date (the “Defect Notice Date”), a written notice specifying each defect associated with a Real Property Interest or Well that the Buyer identified in its Assessment (or other due diligence) and that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such Title Defect or Environmental Defect and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with data and information evidencing the Buyer’s review of public record or other information proving the existence of such Title Defect or Environmental Defect reasonably necessary for the Sellers to understand the basis of the alleged Title Defect or Environmental Defect (each, a “Defect Notice”). Notwithstanding anything to the contrary in this Agreement, the failure of any Defect Notice to include any of the information or documentation identified or described in the preceding sentence shall not render such Defect Notice void or ineffective if such Defect Notice otherwise materially complies with the requirements set forth in this Section 2.2 and provides the Sellers with sufficient information to evaluate the alleged Title Defect or Environmental Defect. The Buyer shall bear the burden of proof to establish each alleged Title Defect or Environmental Defect. To give the Sellers an opportunity to commence reviewing and curing alleged Title Defects and Environmental Defects asserted by the Buyer, the Buyer shall use reasonable efforts to give the Sellers, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Title Defects and Environmental Defects discovered by the Buyer or the Buyer’s representatives during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date; provided that the failure of the Buyer to provide preliminary notice of any Title Defect or Environmental Defect shall not be deemed to waive, limit, restrict or otherwise prejudice the Buyer’s right to assert a Title Defect or Environmental Defect on or before the Defect Notice Date in accordance with this Section 2.2. Subject to the Special Warranty, any

PURCHASE AND SALE AGREEMENT

matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Sellers have not been specifically notified by the Buyer in writing by the Defect Notice Date in accordance with the foregoing, shall be deemed to have been waived by the Buyer for all purposes. All adjustments to the Purchase Price based on Title Defects or Environmental Defects will be based on the Allocated Values attributable to the affected Real Property Interest or Well, but in no event shall any such adjustment exceed the Allocated Value attributable to such affected Real Property Interest or Well (except for Title Defects subject to Section 2.2.7). Upon timely delivery of a Defect Notice of a Title Defect or Environmental Defect under this Section 2.2, the Buyer and the Sellers will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.2.1

No single Title Defect shall be taken into account unless the value of such Title Defect is determined to be more than One Hundred Thousand and no/100ths Dollars ($100,000.00) and no single Environmental Defect shall be taken into account unless the value of such Environmental Defect is determined to be more than One Hundred Thousand and no/100ths Dollars ($100,000.00) (each, an “Individual Defect Threshold”).

2.2.2

No adjustment will be made to the Purchase Price for either uncured Title Defects or unremediated Environmental Defects except to the extent that the total of all individual adjustments for uncured Title Defects and unremediated Environmental Defects that exceed the respective Individual Defect Threshold exceed the Aggregate Defect Deductible, after offsetting any Title Benefits. In the event that the total of all such individual adjustments for uncured Title Defects and unremediated Environmental Defects that exceed the respective Individual Defect Threshold, exceeds the Aggregate Defect Deductible, after offsetting all Title Benefits, the Purchase Price will be decreased by the amount of such excess above the Aggregate Defect Deductible.

2.2.3

Notwithstanding anything to the contrary set forth in this Agreement, neither the Individual Defect Threshold nor the Aggregate Defect Deductible shall apply to (or otherwise limit) Title Defects that would otherwise constitute a breach of the Special Warranty if a Third Party were to make a claim with respect to the circumstances constituting such Title Defect. Further, the Parties agree that (a) a single Title Defect that affects more than one Property shall be subject to a single application of the Individual Defect Threshold (provided that, if a Title Defect is merely of a similar type or circumstance as another Title Defect, such Title Defects shall not be aggregated for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Defect Threshold) and (b) solely for purposes of determining whether or not the Environmental Defect Amount for any individual Environmental Defect exceeds the Individual Defect Threshold and solely to the extent such Environmental Defect relates to a physical condition on the Properties, the Environmental Defect Amount attributable to such Environmental Defect shall be aggregated with the Environmental Defect Amount(s) attributable to any other Environmental Defect(s) that arise out of the same physical condition.

PURCHASE AND SALE AGREEMENT

2.2.4

With respect to any Title Defects for which an adjustment equal to or in excess of an amount equal to the entire Allocated Value of the affected Property is or will be made to the Purchase Price hereunder, the Sellers will have the option, as a condition precedent to such adjustment, to retain (a) the Real Property Interest and/or (b) the Well and associated Properties for which the Purchase Price is to be reduced and the same shall be deemed Excluded Assets for all purposes hereunder and the Purchase Price shall be reduced by the Allocated Value thereof.

2.2.5

If the alleged Title Defect is based on the Sellers owning a Net Revenue Interest in a Well or Real Property Interest which is less than that shown on Exhibit A-1 and there is a proportionate decrease in the Sellers’ Working Interest, then the Title Defect Amount with respect to such Well or Real Property Interest shall be calculated by multiplying the Allocated Value set forth on Exhibit A-1 for such Well or Real Property Interest by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit A-1 for such Well or Real Property Interest less the Net Revenue Interest to which a Seller is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest shown on Exhibit A-1 for such Well or Real Property Interest.

2.2.6

If the alleged Title Defect is based on the Sellers owning fewer Net Acres in a Real Property Interest than those shown on Exhibit A-1 for such Real Property Interest, then the Title Defect Amount for such Real Property Interest shall be calculated by multiplying the Allocated Value set forth on Exhibit A-1 by a fraction, the numerator of which is an amount equal to the number of Net Acres shown for such Real Property Interest on Exhibit A-1 less the actual Net Acres actually owned for such Real Property Interest, and the denominator of which is the Net Acres shown for such Real Property Interest on Exhibit A-1.

2.2.7

If the alleged Title Defect is based on a Lien upon a Real Property Interest or Well that is liquidated in amount, then the Title Defect Amount is the amount necessary to remove such Lien from the affected Real Property Interest or Well.

2.2.8

If the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Well or Real Property Interest of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Well or Real Property Interest, the portion of the affected Well or Real Property Interest adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well or Real Property Interest, the values placed upon the Title Defect by the Buyer and the Sellers and such other factors as are necessary to make a proper evaluation.

PURCHASE AND SALE AGREEMENT

2.2.9

If the defect claim is based on an obligation or liability to investigate, remediate or otherwise cure an Environmental Defect related to a Real Property Interest or Well, then the Environmental Defect Amount is the reasonable cost (net to the Sellers’ interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations and use of the relevant Properties) permissible under Environmental Laws (“Environmental Defect Amount”).

2.2.10

If, after the Execution Date, a Seller discovers that its ownership entitles such Seller to a larger Net Revenue Interest or a smaller Working Interest (without a proportionately smaller Net Revenue Interest) in a Well or Real Property Interest than that set forth on Exhibit A-1, or a greater number of Net Acres in a Real Property Interest than set forth on Exhibit A-1, without causing a decrease in Seller’s Net Revenue Interest that is shown for such Real Property Interest on Exhibit A-1, but any such increase that is due to an increase in Sellers’ Working Interest in such Real Property Interest will not be considered a Title Benefit unless coupled with a greater than proportionate increase in Sellers’ Net Revenue Interest for such Real Property Interest (a “Title Benefit”), then the Sellers shall notify the Buyer of such increase in writing on or before the Defect Notice Date, describing in such notice with reasonable detail each Title Benefit it has discovered and a reasonable estimate of the value attributable to each such Title Benefit (a “Benefit Notice”). The Buyer shall also promptly furnish the Sellers with written notice of any Title Benefit that is discovered by any of the Buyer’s representatives, title attorneys, landmen or other title examiners while conducting the Buyer’s due diligence with respect to the Properties prior to the Defect Notice Date. The amount of each Title Benefit shall be determined in the same manner as provided in this Section 2.2 with respect to Title Defects. The Sellers shall be deemed to have conclusively waived any Title Benefit of which the Sellers fail to notify the Buyer in writing in the manner described in this Section 2.2.10. After taking into account all of the Title Defects that are cured, the value of the Sellers’ Title Benefits shall only be used to reduce the Sellers’ aggregate Title Defect Amount by subtracting such value of the Title Benefits from the remaining aggregate Title Defect Amount to the extent that Title Benefits are in excess of any Title Defects asserted hereunder. The Parties acknowledge and agree there shall be no upward adjustment to the Purchase Price for any Title Benefit. Any Title Benefits or Title Benefit amounts on which the Parties cannot agree at Closing shall be resolved pursuant to the provisions of Section 2.2.11; provided that, for the avoidance of doubt, the Buyer shall not be required to deposit, at the Closing, into the Escrow Account any amount for any such disputed Title Benefit, (i) the affected Well or Real Property Interest, as applicable, shall be conveyed to the Buyer at Closing, and (ii) such disputed Title Benefit shall not be used at Closing to offset any Title Defect for purposes of determining any Purchase Price adjustment.

PURCHASE AND SALE AGREEMENT

2.2.11

If there is a dispute between the Sellers and the Buyer involving (a) any Curable Defects or Disputed Title/Enviro Matter and (b) Title Benefits, in each case, the Sellers or the Buyer shall have until the date three (3) Business Days (x) prior to Closing for matters for which the Sellers have not elected to cure after Closing or (y) after the end of the Cure Period for matters for which the Sellers have elected to cure after Closing to submit written notice to the other Party that such Party is initiating dispute resolution in accordance with this Section 2.2.11, such notice to describe in reasonable detail the nature and specifics of the dispute. Subject to the Special Warranty, the Buyer, with respect to Title Defects and Environmental Defects, and the Sellers, with respect to Title Benefits, shall be deemed to have conclusively waived: (i) any Title Defect, Environmental Defect or Title Benefit which such Party fails to include in a Defect Notice or Benefit Notice delivered on or before the Defect Notice Date and (ii) any disputed Title Defect or disputed Environmental Defect for which the Sellers have not elected to cure or any disputed Title Benefit, in each case which such Party fails to submit for resolution as provided in this Section 2.2.11. This Section 2.2.11 shall be the exclusive method for the resolution of the disputes described in subparts (a) and (b) of this Section 2.2.11. The matter to be resolved shall be submitted to an oil and gas attorney practicing in the state where the applicable Property is located selected by the Sellers and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert selected by the Sellers and the Buyer, in the case of an Environmental Defect (each such oil and gas attorney or environmental expert hereinafter, a “Consultant”) provided, however, that a Consultant shall not have performed professional services for any Party or any of its Affiliates during the previous five (5) years. In the event the Sellers and the Buyer are unable to agree on any Consultant within thirty (30) days after receipt of the initiating notice, the Sellers on the one hand and the Buyer on the other hand will each appoint one Consultant within twenty (20) days thereafter and the two Consultants so appointed will appoint a third Consultant within twenty (20) days after the second Consultant is appointed, and the three Consultants so appointed will resolve such matter based on a majority vote of such Consultants. The cost of each Consultant shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The Sellers and the Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Consultant(s). The Buyer may only assert violations or defects set forth in the applicable Defect Notice and may not assert any new or additional defect, violation of law, benefit or dispute in such written statement.

PURCHASE AND SALE AGREEMENT

Similarly, the Sellers may only assert Title Benefits set forth in the applicable Benefit Notice and may not assert any new or additional Title Benefits in such written statement. In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Within sixty (60) days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 2.2, the Consultant(s) shall consider only those items submitted by each Party and make a determination of the matter submitted based solely on the single written statement of each Party. The Consultant(s) shall refrain from ex parte communications with any Party or its Representatives. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Sellers and the Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. In determining the proper value attributable to a Title Defect, Environmental Defect or Title Benefit, the Consultant(s) shall not assign a value to a Title Defect or Environmental Defect higher than the value asserted by the Buyer in the applicable Defect Notice nor assign a value to a Title Benefit higher than the value asserted by the Sellers in the applicable Benefit Notice, as applicable. Any amount owing by one Party as a result of such determination by the Consultant(s) will be paid as provided in Section 2.1.4 hereof. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, shall not consider, hear or decide any matters except the specific title or environmental disputes presented to them and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either Party. In addition, the Consultant(s) shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Consultant(s) in the process of resolving such disputes.

2.2.12

Notwithstanding anything to the contrary in this Agreement, except for the Special Warranty and without limitation of the R&W Insurance Policy, this Section 2.2 together with Section 2.1 is intended to be the sole and exclusive remedy that the Buyer and its Affiliates shall have against the Seller Indemnified Parties with respect to any matter or circumstance relating to (a) title to the Properties; and (b) Environmental Laws, Hazardous Substances, the release of materials (including Hazardous Substances) into the environment or protection of the environment or health. Except to the limited extent necessary to enforce the terms of this Section 2.2 together with Section 2.1, the Special Warranty, and without limitation of the R&W Insurance Policy, the Buyer (on behalf of itself, its Affiliates and their respective insurers and successors in interest) hereby releases, discharges and waives any and all claims and remedies at Law or in equity, known or

PURCHASE AND SALE AGREEMENT

unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnified Parties with respect to any matter or circumstance relating to (a) title to the Properties; and (b) Environmental Laws, Hazardous Substances, the release of materials (including Hazardous Substances) into the environment or protection of the environment or health EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING IN EACH CASE, INSTANCES OF FRAUD, GROSS NEGLIGENCE AND WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER INDEMNIFIED PARTIES. The Buyer acknowledges that the Sellers have not made and will not make any representation or warranty regarding any matter or circumstance relating to (i) title to the Properties (except for the Special Warranty); and (ii) Environmental Laws, Hazardous Substances, the release of materials (including Hazardous Substances) into the environment or protection of the environment or health (except as expressly provided in Section 3.9), and that nothing in Article 3 or otherwise shall be construed as such a representation or warranty.

2.2.13

Until the Closing, the Buyer shall have the right to withdraw any Title Defect or Environmental Defect asserted by the Buyer, in which case this Agreement shall be construed as if such Title Defect or Environmental Defect, as applicable, had never been asserted, and such withdrawal by the Buyer shall constitute a waiver of (a) the Buyer’s right to receive an adjustment to the Purchase Price pursuant to this Agreement with respect thereto and (b) the Buyer’s right to assert a breach of the Special Warranty, in each case solely with respect to such withdrawn Title Defect or Environmental Defect.

2.3 Special Warranty. The Assignment delivered at Closing will contain a special warranty of title with regard to the Real Property Interests and Wells whereby each Seller shall warrant Defensible Title to the Real Property Interests and Wells unto the Buyer and its successors and assigns against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”). All claims in respect of the Special Warranty shall survive the Closing and remain in full force and effect until the date that is twelve (12) months after the Closing. Notwithstanding anything to the contrary in this Agreement, the Sellers shall have no liability for breach of the Special Warranty for matters for which and to the extent the Buyer had knowledge prior to the Defect Notice Date that such matters constituted a Title Defect hereunder and failed to assert the same under this Agreement prior to the Defect Notice Date.

2.4 Preferential Purchase Rights; Required Consents. The appropriate Seller shall use Commercially Reasonable Efforts to provide, within five (5) Business Days after the Execution Date, any required notifications of a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Property (or any part thereof) (“PPR”), using a notice substantially similar to Exhibit F attached hereto,

PURCHASE AND SALE AGREEMENT

requesting waivers thereof, in connection with the transactions contemplated hereby and shall send notice letters to each holder of a PPR in accordance with the terms of such PPR. The appropriate Seller shall use Commercially Reasonable Efforts to send, within ten (10) Business Days after the Execution Date, notifications seeking all applicable consents to assignment that are applicable to the transactions contemplated hereby including Required Consents, but excluding Customary Post-Closing Consents, using a notice substantially similar to Exhibit G attached hereto. The Sellers shall thereafter until the Closing Date use their Commercially Reasonable Efforts to attempt to obtain such Required Consents and waivers of PPRs. The Buyer shall exercise best efforts to assist the Sellers in obtaining such Required Consents and waivers of PPRs and shall, no later than two (2) Business Days after the Execution Date, provide to the Sellers all financial, operational and other information about the Buyer and its Affiliates of the type described on Schedule 2.4 and shall thereafter promptly provide any other financial, operational or other information in the Buyer’s possession or control that is required by the terms of the Real Property Interests or otherwise requested by a holder of any such PPR or Required Consent. Notwithstanding anything contained herein to the contrary, the Sellers shall have no liability to the Buyer for failure to obtain such consents or waivers (to the extent the Sellers comply with their other obligations herein). If, prior to the Closing Date, any Party discovers any consents to assignment or PPRs (applying to the Properties) and for which notices have not been delivered pursuant this Section, then (i) the Party making such discovery shall provide the other Party with written notice of such consents to assignment or PPRs, as applicable, (ii) the Sellers, following delivery or receipt of such written notification, will promptly send applicable notices to the holders of the applicable consents to assignment requesting such consents and notices to the holders of applicable PPRs in compliance with the terms of such rights and requesting waivers of such rights arising thereunder and (iii) the terms and conditions of this Section 2.4 shall apply to the Properties subject to such consents to assignment or preferential rights, as applicable.

2.4.1

If, prior to the Closing Date, a holder of a PPR has notified the applicable Seller that it elects to exercise its PPR with respect to the Properties to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), then the Properties covered by that PPR, will not be sold to the Buyer at Closing (subject to the remaining provisions in this Section 2.4), and the Purchase Price will be reduced by the Allocated Value (or portion thereof) of the interest in the Properties subject to such PPR and shall thereafter, unless later assigned to the Buyer pursuant to the terms of Section 2.4.2, constitute an Excluded Asset for all purposes. If, as of the Closing Date, a PPR has not been exercised or waived and the time for exercising such PPR has not expired, the Property covered by that PPR will be sold to the Buyer subject to any rights of the holder of the PPR and no adjustment to the Purchase Price will be made with respect thereto and, in the event the holder of any such PPR thereafter exercises such PPR, the Buyer will comply with all of the terms thereof and convey the applicable Property to the holder of the PPR. If, as of the Closing Date, a holder of a Required Consent with respect to a Property (other than a Contract, which is covered in the immediately following sentence) has not yet delivered such Required Consent and the time for granting such consent has not yet

PURCHASE AND SALE AGREEMENT

expired, then such Property covered by that Required Consent will not be conveyed to the Buyer at Closing and shall, subject to Section 2.4.2, be deemed an Excluded Asset and deleted from the applicable Exhibits and Schedules to this Agreement for all purposes, and the unadjusted Purchase Price will be reduced by the Allocated Value of such Property (or portion thereof) not conveyed to the Buyer as a result thereof. If any Required Consent has not been obtained as of the Closing Date with respect to a Contract, and the Buyer is assigned all or a portion of the underlying Properties to which the Contract relates, then until such Required Consent is obtained or the applicable Contract expires or is terminated pursuant to its terms and conditions: (a) the Sellers shall continue after Closing to use commercially reasonable efforts to obtain such unobtained Required Consent, (b) the Contract shall be held by the applicable Seller or the Sellers for the benefit of the Buyer, (c) the Buyer shall pay all amounts due thereunder, and (d) the Buyer shall be responsible for all Liabilities arising under such Contract (other than Liabilities to the extent caused by a Seller’s gross negligence or willful misconduct from and after the Closing) and for the performance of any obligations under such Contract to the extent that the Buyer has been transferred the Properties necessary to perform under such Contract. With respect to any Contract for which the applicable unobtained Required Consent is obtained following the Closing, Seller shall transfer such Contract to the Buyer by execution and delivery of an instrument of conveyance in the form of the Assignment.

2.4.2

If Properties (or portions thereof) have been excluded from the Properties sold to the Buyer at the Closing due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of the Properties covered by such PPR is not or cannot be consummated with the holder of the PPR that exercised its PPR, then the applicable Seller shall so notify the Buyer and within ten (10) Business Days after the Buyer’s receipt of such notice, such Seller shall sell, assign and convey to the Buyer and the Buyer shall purchase and accept from such Seller such Properties pursuant to the terms of this Agreement and for the Allocated Value of such Properties described on Exhibit A-1, subject to adjustments in accordance with Sections 2.6 and 2.7. If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a failure to obtain a Required Consent in accordance with Section 2.4.1, and if a Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the end of the date that is one (1) year after the Closing Date, the applicable Seller shall so notify the Buyer and within ten (10) Business Days after the Buyer’s receipt of such notice, such Seller shall assign and convey to the Buyer and the Buyer shall accept from such Seller such Properties pursuant to the terms of this Agreement and an instrument in substantially the same form as the Assignment, the Buyer shall pay the Sellers an amount equal to the Allocated Value of such Properties, subject to adjustments in accordance with Section 2.6 and 2.7, and such Properties shall no longer be considered Excluded Assets and shall be deemed to be Properties for all purposes hereunder.

PURCHASE AND SALE AGREEMENT

2.4.3

Properties permanently excluded pursuant to this Section 2.4 will not be deemed to be affected by Title Defects or Environmental Defects or be subject to Section 2.1 and Section 2.2 and the Allocated Value of such excluded properties shall not be applied toward the Aggregate Defect Deductible.

2.5 Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net barrel amount of such Seller’s aggregate wellhead oil Imbalances as of the Effective Time multiplied by the wellhead price net of Taxes per barrel at the time each Imbalance occurred (upward for Imbalances owed by Third Parties to such Seller and downward for Imbalances owed by such Seller to Third Parties); (b) the net mcf amount of such Seller’s aggregate wellhead gas Imbalances as of the Effective Time multiplied by the wellhead price net of Taxes per mcf at the time each Imbalance occurred (upward for underage and downward for overage); and (c) to the extent not cash settled monthly, the mmbtu or barrel amount, as applicable, of any pipeline Imbalances, stored CEM Oil/NGLs, linefill, other liquid Hydrocarbons in storage or in tanks above the pipeline connections held by CEM or unsatisfied throughput obligations attributable to such Seller or the Properties as of the date the pipeline Imbalance is taken over by the Buyer multiplied by the actual settlement price per mmbtu or per barrel, as applicable, received by CEM (upward for over-deliveries and downward for under-deliveries). For the purposes of the Closing Statement, Imbalances will be settled as of the Effective Time at the sales price per mmbtu or per barrel, as applicable, received by CEM for pipeline Imbalances and as described above for oil and gas wellhead Imbalances. To the extent that additional Imbalance activity occurs after the Effective Time such that additional settlement between the Seller and the Buyer is required, then a final settlement of the Imbalances will be handled at the later of the Final Statement settlement or the last time the Sellers or their Affiliates markets the Buyer’s Hydrocarbons. Any adjustments to the Purchase Price as a result of such final settlement will utilize the sales price received by CEM applicable to the production month in which the volumetric activity occurred.

2.6 Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) to the extent not previously sold (or otherwise transferred) by the Sellers, the value of all Hydrocarbons in storage or in tanks not held by CEM above the pipeline connections and, in each case, owned by the Sellers at the Effective Time that is credited to the Properties, such value to be the current monthly market price in effect at the Effective Time (net of (i) royalties and other burdens and (ii) postproduction costs (other than Taxes)), less Asset Taxes attributable to such Hydrocarbons and allocable to the Sellers pursuant to Section 5.6 but economically borne by the Buyer and, as applicable, gravity adjustments deducted by the purchaser of such Hydrocarbons; (b) the amount equal to all Property Costs attributable to the ownership or operation of the Properties that are attributable to periods on or after the Effective Time but paid by the Sellers; (c) the amount of any and all prepaid Property Costs (other than Taxes) applicable to the period on or after the Effective Time that are attributable to the Properties and paid by the Sellers; (d) the amount of any Asset Taxes allocable to the Buyer pursuant

PURCHASE AND SALE AGREEMENT

to Section 5.6 but paid or otherwise economically borne by a Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from, or otherwise netted against, any amounts under Section 2.7(a)); (e) an amount equal to the funds held in the Operational Escrow Accounts as of the Closing Date; and (f) any other amount provided for in this Agreement or agreed upon by the Buyer and the Sellers in writing.

2.7 Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds received by a Seller from the sale of Hydrocarbons produced from, or otherwise attributable to, the Properties or allocable thereto after the Effective Time (net of (i) royalties and other burdens, (ii) marketing fees and (iii) post-production costs (other than Taxes); provided, that on oil the amount shall be the amount paid by the purchaser to such Seller); (b) the amount of any Asset Taxes allocable to a Seller pursuant to Section 5.6 but paid or otherwise economically borne by the Buyer (excluding, for the avoidance of doubt (so as to avoid double counting), any Asset Taxes that were withheld or deducted from, or otherwise netted against, any amounts under Section 2.6(a) to the extent such Asset Taxes resulted in a lesser upward adjustment to the Purchase Price); (c) any amounts delivered to the Buyer in accordance with Section 5.7; (d) any amounts paid in advance to the Sellers (or the Sellers’ Affiliates) as operator of the Properties by co-interest owners and Third Party non-operators of the Properties, for use in connection with the ownership, operation, maintenance, development or other disposition of the Properties, to the extent that such amounts have not been utilized or spent by the Sellers or their Affiliates as of the Closing; and (e) any other amount agreed upon by the Buyer and the Sellers in writing.

2.8 Closing Date Estimates. On or before five (5) Business Days prior to the Target Closing Date, the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a written statement prepared in good faith (the “Closing Statement”) setting forth each adjustment to the Purchase Price (together with any supporting information reasonably requested by the Buyer) required under this Agreement (except as otherwise set forth in Section 2.1 and Section 2.2) and showing the calculation of such adjustments. Within two (2) Business Days of receipt of the Closing Statement, the Buyer may deliver to the Sellers a written report containing all proposed changes to the Closing Statement with an explanation therefor that the Buyer proposed to be made to the Closing Statement. The Parties shall attempt in good faith to agree on the Closing Statement as soon as possible after the Sellers’ receipt of the Buyer’s written report, but in any event prior to the Closing. The agreed upon Closing Statement will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Closing Statement by the Closing Date, the Sellers’ proposed adjustment shall be used for purposes of determining the payment due at Closing pursuant to Section 8.1.1. Any final adjustments, if necessary, will be made pursuant to Section 2.9 of this Agreement.

PURCHASE AND SALE AGREEMENT

2.9 Final Accounting. On or before (a) the Termination Date (as defined in the Transition Services Agreement) or (b) one hundred and twenty (120) days after the Closing Date, whichever is later, the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a written post-closing statement prepared in good faith setting forth a detailed calculation of all final adjustments to the Purchase Price (together with any supporting information reasonably requested by the Buyer) which takes into account all such adjustments provided in this Agreement (except as otherwise set forth in Section 2.1 and Section 2.2) (the “Final Statement”). If the Buyer disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than thirty (30) days after its receipt of the Final Statement, the Buyer will deliver to the Sellers a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Sellers within that period, or to the extent an item is not disputed within a timely delivered exception report, the Final Statement (or any undisputed items therein, as applicable) as delivered by the Sellers will be deemed to be true and correct, binding upon the Parties and not subject to dispute by any Party. If the Buyer delivers an exception report, as soon as reasonably practicable, but in no event later than thirty (30) days after the Sellers receive the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after the Sellers’ receipt of the Buyer’s exception report, any Party will be entitled to submit the dispute for resolution by the Expert. In the event the Sellers and the Buyer are unable to agree on any Expert within thirty (30) days after receipt of the initiating notice for resolution by the Expert, the Sellers on the one hand and the Buyer on the other hand will each appoint one Expert within twenty (20) days thereafter and the two Experts so appointed will appoint a third Expert within twenty (20) days after the second Expert is appointed, and the three Experts so appointed will resolve such matter. The cost of the Expert shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. Not later than ten (10) Business Days after appointment of the Expert, the Sellers and the Buyer shall each present to the Expert, with a simultaneous copy to the other Party, a single written statement of its position on the disputes in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement and the Buyer’s written exception report and any supporting material that such Party desires to furnish. In making its determination, the Expert shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Expert to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. In determining the proper amount of any adjustment to the Purchase Price, the Expert shall not increase the Purchase Price more than the increase proposed by the Sellers nor decrease the Purchase Price more than the decrease proposed by the Buyer, as applicable. The Expert shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it pursuant to and limited by the procedures set forth in this Section, shall refrain from ex parte communications with any Party or its representatives, shall not act as an arbitrator, shall not consider, hear or decide any matters except the specific Final Statement disputes presented and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to any Party. In addition, the Expert shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Expert in the process of

PURCHASE AND SALE AGREEMENT

resolving such disputes. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Expert, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Expert) will be deemed final and binding on all of the Parties, without right of appeal, and enforceable in any court of competent jurisdiction, and the aggregate amount due to either the Buyer or the Sellers pursuant to such Final Statement will be paid in accordance with Section 2.10. To the maximum extent permitted under applicable law, the Parties shall treat, for applicable tax purposes, any amounts paid pursuant to this Section 2.9 or pursuant to the Final Statement as an adjustment to the Purchase Price.

2.10 Payments. The Purchase Price as adjusted (and less the Deposit, Deferred Purchase Price and any amounts delivered into the Escrow Account pursuant to Section 2.2) will be payable in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by the Sellers to the Buyer in writing), as further described in Section 8.1.1. Payments to be made following the Closing under this Article 2 shall be made by wire transfer of immediately available funds within five (5) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party in writing) for the account of the receiving Party.

2.11 Tax Allocation. The Sellers and the Buyer shall cooperate in the preparation of Internal Revenue Service Form(s) 8594 to report the allocation of the Purchase Price and any other items properly treated as taxable consideration (as determined for U.S. federal income tax purposes) among the Properties in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder to the extent allowed under applicable U.S. federal income tax law. The Parties agree that (a) for purposes of the such allocation, the Properties are properly classified as “Class V assets” (within the meaning of Treasury Regulations Section 1.338-6(b)(2)(v)) and (b) neither Party shall take any position inconsistent with such allocation in their respective Tax Returns or any Tax audit, claim or similar proceedings unless required by a “determination” within the meaning of Section 1313(a) of the Code or with the consent of the other Party.

2.12 Casualty Loss. Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, the Buyer shall assume all risk of loss of the Properties, including, without limitation, all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Properties. Without limiting the foregoing, if after the Execution Date but prior to the Closing Date, any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), the Buyer will nevertheless be required to close and such Casualty Loss shall result in a downward adjustment to the Purchase Price equal to the lesser of (a) the Allocated Value of the Property(ies) affected by such Casualty Loss and (b) the amount of such Casualty Loss (the amount so determined, “Casualty Loss Amount”); provided, however, that to the extent the amount of such Casualty Loss is greater than the downward adjustments to the Purchase Price under this Section 2.12, the Sellers, at Closing, shall pay to the Buyer all sums paid to the Sellers by Third Parties by reason of such Casualty Loss insofar as with respect to the Properties and

PURCHASE AND SALE AGREEMENT

shall assign, transfer and set over to the Buyer or subrogate the Buyer to all of the Sellers’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Properties; provided, however, that the Sellers shall reserve and retain (and the Buyer shall assign to the Sellers) all rights, title, interests and claims against Third Parties for the recovery of the Sellers’ costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty Loss.

2.13 Withholding. Notwithstanding anything to the contrary stated elsewhere in this Agreement, the Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment as required by applicable Law. To the extent such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect to which such deduction and withholding was made.

ARTICLE 3

SELLERS’ REPRESENTATIONS AND WARRANTIES

3.

Sellers’ Representations and Warranties. Each Seller represents and warrants, jointly and severally, to the Buyer as of the Execution Date and, subject to the occurrence of Closing, each Seller shall be deemed to make them again as of the Closing Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date), as follows:

3.1 Organization, Good Standing, Etc. Such Seller is duly formed, validly existing and in good standing under the Laws of the state of its formation. Such Seller is duly qualified to do business in each jurisdiction in which the nature of the business conducted by such Seller or the character of the assets owned, leased or used by such Seller makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed, and in good standing, singularly or in the aggregate, has not been and would not reasonably be expected to be material to such Seller’s ability to consummate the transactions contemplated by this Agreement.

3.2 Authorization. Such Seller has taken all necessary company action to authorize the execution, delivery and performance of this Agreement and has adequate company power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to such Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

PURCHASE AND SALE AGREEMENT

3.3 No Breach. Except as disclosed in Schedule 3.3, and subject to compliance with the HSR Act, and assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of or compliance with all PPR’s applicable to the transactions contemplated hereby, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the governing documents of such Seller; (b) result in a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any agreement, contract, promissory note, indenture, mortgage, deed of trust or lease to which such Seller is a party or by which such Seller or its interest in any of the Properties is bound, except for any such violation, conflict or default that has been waived or consented to by the appropriate counterparty; (c) violate, conflict with or constitute a breach of any Law applicable to such Seller or by which such Seller or its interest in any of the Properties is bound; (d) violate any judgment, order, writ, injunction, ruling, or decree applicable to any Seller as a party in interest; or (e) except for Permitted Encumbrances, result in the creation, imposition or continuation of any Lien on or affecting such Seller’s interest in the Properties, except any matters described in clauses (b) or (d) above that would not have a Material Adverse Effect.

3.4 Litigation. Except as disclosed in Schedule 3.4, there is no Proceeding pending or, to such Seller’s Knowledge, threatened in writing before any Governmental Authority against such Seller or its Affiliates involving such Seller’s interest in the Properties or otherwise affecting the Properties. Such Seller is not, and none of the Properties are, subject to any unsatisfied order, injunction, judgment or decree of a Governmental Authority. Notwithstanding the foregoing, the Sellers make no representation or warranty as to any Proceedings (or any judgments, orders, writs, rules, injunctions, or decrees), including any state or federal rulemaking or similar proceedings by any Governmental Authority, which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry, other than any such Proceedings in which any of the Sellers are a named party.

3.5 Taxes. Except as disclosed in Schedule 3.5, all Asset Taxes based on or measured by such Seller’s (or any of its Affiliates) ownership or operation of the Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom, have been timely and properly paid in full when due to the appropriate Governmental Authority. All Tax Returns relating to the Properties or Asset Taxes required to have been filed by such Seller (or any of its Affiliates) with respect to the Properties or production or removal of Hydrocarbons or the receipt of proceeds therefrom have been duly and timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods with all Governmental Authorities and all such Tax Returns are true and correct in all material respects. No action, suit, Governmental Authority proceeding, or audit is now in progress or pending with respect to any Asset Taxes. There are no encumbrances for a material amount of Taxes upon any Property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom, other than those described in clause (b) of the definition of Permitted Encumbrances. None of the Properties is, or ever has been at any time on or subsequent to January 1, 2015, subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

PURCHASE AND SALE AGREEMENT

3.6 Permits. Except as set forth on Schedule 3.6, (a) such Seller has, in all material respects, all Permits (excluding those required under Environmental Laws) required to own the Properties and permit the operation of the Properties as presently owned and operated by such Seller, (b) each such Permit has been duly and validly issued and is in full force and effect, (c) such Seller is in material compliance with all obligations under such Permits and (d) there are no outstanding violations of any such Permit.

3.7 Compliance with Laws. Such Seller is in compliance with, and the Properties have been operated in compliance with the provisions and requirements of all applicable Laws in all material respects (excluding Laws with respect to Taxes, which are addressed in Section 3.5, and Environmental Laws, which are addressed in Section 3.9). Such Seller has not received written notice from any Governmental Authority regarding any unresolved material violation or failure to comply with any Law.

3.8 Material Contracts. Schedule 3.8 sets for all Contracts as of the Execution Date of the types described below, in each case, (x) to which any Seller is a party (or is a successor or assign of a party) and (y) which will be binding on the Properties after the Closing (collectively, the “Material Contracts”):

3.8.1

any Contract that can reasonably be expected to result in aggregate payments by the Sellers of more than Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00), net to the Sellers’ interest, during the current or any subsequent calendar year (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for (a) any Contract that terminates or can be terminated by such Seller without penalty on not greater than ninety (90) days’ notice, and (b) customary joint operating agreements entered into in the Ordinary Course of Business;

3.8.2

any Contract that can reasonably be expected to result in aggregate revenues to the Sellers of more than Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00), net to the Sellers’ interest, during the current or any subsequent calendar year (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for (a) any Contract that terminates or can be terminated by such Seller without penalty on not greater than ninety (90) days’ notice, and (b) customary joint operating agreements entered into in the Ordinary Course of Business;

3.8.3

any Hydrocarbon purchase and sale, storage, marketing, transportation, processing, gathering, treatment, separation, compression, or similar Contract, except for any Contract that terminates or can be terminated by such Seller without penalty on not greater than ninety (90) days’ notice;

PURCHASE AND SALE AGREEMENT

3.8.4	any Contract that is an indenture, mortgage, loan, credit agreement, or sale-leaseback or similar Contract;

3.8.5	any Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;

3.8.6

any Contract that constitutes a lease under which a Seller is the lessor or the lessee of real or personal property which lease involves an annual base rental of more than Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00) (without regard to any increase in price), except for any Contract that terminates or can be terminated by a Seller without penalty on not greater than ninety (90) days’ notice;

3.8.7

any farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, production sharing agreement, drilling agreement, carried interest agreement, partnership agreement, joint venture agreement or similar Contract;

3.8.8

any Contract that (a) contains or constitutes an existing area of mutual interest agreement, or any drag-along rights, tag-along right, right of first offer or refusal or similar right in favor of a Third Party with respect to the Properties or (b) includes non-competition restrictions or other similar restrictions on doing business;

3.8.9

any Contract of such Seller to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Properties (other than with respect to production of Hydrocarbons in the Ordinary Course of Business) from and after the Effective Time, but excluding rights of reassignment upon intent to abandon a Property;

3.8.10

any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority to which, with respect to the Properties, such Seller or its Affiliates will have any material outstanding obligation as of the Closing Date;

3.8.11

any Contract (a) for which the primary purpose is to indemnify another Person or (b) guaranteeing any payment or performance obligation of any Third Party for which the guaranteed obligations will not be fully paid or performed as of the Closing Date;

3.8.12	any Contract that would obligate any Seller to drill additional wells or to conduct other material operations with respect to the Properties after Closing;

3.8.13

any Contract containing calls upon, option to purchase, take-or-pay provisions, minimum volume commitments, or similar rights or obligations affecting any Property or the production of Hydrocarbons, and any Contract containing a dedication of production of Hydrocarbons;

PURCHASE AND SALE AGREEMENT

3.8.14	any Contract that is a license, agreement or other contractual arrangement covering any G&G Data included in the Properties; and

3.8.15

any Contract between a Seller (or otherwise binding on the Properties), on the one hand, and any other Seller, any Affiliate of any Seller, or any of their respective directors, managers or officers, on the other hand that will not be terminated prior to Closing.

Except as set forth on Schedule 3.8, (a) each Material Contract constitutes the legal, valid and binding obligation of such Seller, as applicable, and is in full force and effect in all material respects and enforceable in accordance with its terms against such Seller and, to such Seller’s Knowledge, the other parties thereto and (b) there exists no default in any material respect under any Material Contract by such Seller or, to such Seller’s Knowledge, by any other Person that is a party to such Material Contract. Prior to the execution of this Agreement, the Sellers have made available to the Buyer complete copies of each Material Contract and all material amendments thereto.

3.9 Environmental and Safety Matters. Except as disclosed on Schedule 3.9, (a) no written notice of material violation of, or Liability under, any Environmental Laws relating to the Properties has been received by such Seller from any Governmental Authority or other Person where such violation has not been previously cured or otherwise resolved, (b) neither such Seller nor the Properties are subject to any Proceedings under any Environmental Law, whether pending or, to such Seller’s Knowledge, threatened in writing, (c) such Seller has not entered into any agreement with, or is subject to any order, decree, plea, diversion agreement or judgment issued by a Governmental Authority pursuant to Environmental Laws that materially interferes with, requires a material change in or materially restricts the future operation, or that requires remediation of any part of the Properties, in each case, that remains unresolved, (d) such Seller has been in material compliance with all Environmental Laws, including any Permits required under Environmental Laws for the ownership and operation of the Properties, (e) such Seller has not disposed of, arranged for the disposal of, or transported off-site of the Properties any Hazardous Substances generated from the Properties, in each case, so as to give rise to any material Liabilities under Environmental Laws, and (f) such Seller has not assumed, undertaken, or given an indemnity with respect to any material Liability of another Person arising under Environmental Laws affecting the Properties. Prior to the execution of this Agreement, the Sellers have made available to the Buyer all environmental site assessment reports and similar environmental reports and studies prepared during the previous five (5) years relating to the Properties that are in its possession or reasonable control. Notwithstanding anything to the contrary in this Section 3.9 or elsewhere in this Agreement, such Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM and produced waters and Hydrocarbons in or on the Properties or equipment and the Buyer understands that such substances may be present in or on the Properties or equipment in quantities typical for

PURCHASE AND SALE AGREEMENT

oilfield or gas operations in the areas in which the Properties are located. Notwithstanding any other provision of this Agreement, the representation and warranty in this Section 3.9 and Section 3.15, shall be the sole and exclusive representation or warranty with respect to Environmental Laws, Hazardous Substances and other environmental matters, and no other representation or warranty appearing in this Agreement shall be construed to cover any such matters.

3.10 Broker’s or Finder’s Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

3.11 Bankruptcy. Except as it relates to the Bankruptcy Cases, there are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to such Seller’s Knowledge, threatened against the Sellers. Such Seller is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

3.12 Preferential Rights of Purchase and Consents to Assign. Except as disclosed in Schedule 3.12, and subject to compliance with the HSR Act, no interest of such Seller in a Property is subject to any (a) PPR or (b) Required Consent of any Third Party to the sale and conveyance of such Seller’s interest in the Properties as provided for in this Agreement (except for Customary Post-Closing Consents).

3.13 Balancing. Except as disclosed in Schedule 3.13 as of the respective date(s) shown thereon, (a) neither such Seller or any of its Affiliates has received payment under any Contract for the sale of Hydrocarbons produced from the Properties which requires delivery in the future to any Person of Hydrocarbons previously paid for and not yet delivered, (b) neither such Seller or any of its Affiliates has any obligation by virtue of any take-or-pay payment, advance payment, prepayment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery, and (c) there are not any Imbalances attributable to the Properties.

3.14 Non-Consent Operations. Except as set forth on Schedule 3.14 or otherwise reflected on Exhibit A-1, as of the Execution Date no operations are being conducted or have been conducted on the Properties with respect to which such Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of such Seller’s rights have not yet reverted to it.

3.15 Plugging and Abandonment. Except as set forth on Schedule 3.15, (a) such Seller has not received any written notices or demands from Governmental Authorities to plug or abandon any Wells and (b) there are no Wells that have been plugged, dismantled or abandoned by such Seller or its Affiliates or, to such Seller’s Knowledge as of the Execution Date, by any Third Party operator, in each case, in a manner that does not comply, in all material respects, with applicable Law or Contract.

PURCHASE AND SALE AGREEMENT

3.16 Suspended Funds; Royalties. As of the Execution Date, such Seller does not hold any Suspended Funds. Except for Suspended Funds, (a) such Seller has paid, in all material respects, all royalties, overriding royalties, and other burdens on production due by such Seller with respect to the Properties and (b) all royalties, overriding royalties, and other burdens on production due to such Seller with respect to the Properties are being received by such Seller in a timely manner and are not being held in suspense by Third Parties.

3.17 Capital Commitments. Except as set forth on Schedule 3.17, as of the Execution Date, there are no outstanding AFEs or other capital commitments to Third Parties that were binding on the Properties and could reasonably be expected to require expenditures by the Sellers after the Execution Date in excess of Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00), net to the interests of the Sellers.

3.18 Credit Support. Schedule 3.18 contains (a) a true and complete list of all surety bonds, letters of credit, guarantees, and other forms of credit support currently maintained, posted, or otherwise held by such Seller with Third Parties, including any Governmental Authorities, contract counterparties, or other Person related to the ownership or operation of the Properties and (b) any other sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements, guarantees and other items of credit support that such Seller is liable for and are binding on any of the Properties, including the Operational Escrow Accounts.

3.19 Wells. Except as set forth on Schedule 3.19:

3.19.1

there is no Well operated by such Seller or any of its Affiliates (or, to such Seller’s Knowledge, any other Well), that is neither in use for purposes of production, injection or other operations, nor suspended or temporarily abandoned in accordance with applicable Law or Contract;

3.19.2

(a) all Wells operated by such Seller or any of its Affiliates and (b) to such Seller’s Knowledge as of the Execution Date, all other Wells, in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Real Property Interests, Contracts and Permits; and

3.19.3

no Well operated by such Seller or any of its Affiliates (and, to such Seller’s Knowledge as of the Execution Date, no other Well) is subject to material penalties on allowables after the Effective Time because of overproduction.

3.20 Payout Balances.Schedule 3.20 sets forth all Wells comprising the Properties that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Real Property Interest by its terms), and the status of any “payout” balance as of the applicable dates set forth in Schedule 3.20.

3.21 Surface Use.Except as set forth in Schedule 3.21, none of the Contracts to which the Properties are bound are subject to or contain any restrictions on such Seller’s use of the surface, in connection with Hydrocarbon operations that would materially and adversely affect the operation of the Properties as currently used and operated.

PURCHASE AND SALE AGREEMENT

3.22 Casualty Loss. There have been no Casualty Losses since the Effective Time with respect to any Properties with damages estimated to exceed Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00), net to the Sellers’ interest. There is no Proceeding for condemnation or taking under right of eminent domain (whether permanent, temporary, whole or partial) with respect to any Property or portion thereof.

3.23 Real Property Interests. Except as set forth on Schedule 3.23, (a) all material bonuses, rentals and other material similar maintenance payments due under the Real Property Interests operated by such Seller or any of its Affiliates have been properly and timely paid in accordance with the terms of such Real Property Interests, (b)(i) as of the Execution Date, neither such Seller or any of its Affiliates has received any unresolved written notices alleging any material default or breach under any Real Property Interest by such Seller, and (ii) neither such Seller nor any of its Affiliates is and, to such Seller’s Knowledge as of the Execution Date, no other party to any Real Property Interest, is in material default or breach of the terms, provisions or conditions of the Real Property Interests, (c) as of the Execution Date, neither such Seller or any of its Affiliates has received written notice from a lessor of any material requirements or demands to drill additional wells on any of the Real Property Interests, as applicable, which requirements or demands have not been resolved, (d) as of the Execution Date, neither such Seller or any of its Affiliates has received any unresolved written notice seeking to terminate any of the Real Property Interests, (e)(i) no Real Property Interest operated by such Seller or its Affiliates is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production and (ii) to such Seller’s Knowledge as of the Execution Date, no Real Property Interest operated by a Third Party operator is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

3.24 Specified Matters.Except as set forth on Schedule 3.24, there are no Liabilities incurred by, suffered by or owing by such Seller as of the Closing caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Properties:

3.24.1

except with respect to any Casualty Losses, any Third Party injury or death or damage of Third Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of the Properties prior to the Closing Date; and

3.24.2

any material civil fines or penalties or criminal sanctions imposed on such Seller or any of its Affiliates, to the extent resulting from any pre-Closing violation of Law (excluding any Environmental Law).

3.25 Derivative Financial Instruments.There are no Contracts to which any Seller or any of its Affiliates is a party with respect to any swap, collar, cap, put, call, floor, forward, future or derivative transaction or option or similar hedge transaction with respect to any commodities, currencies or interest rates that will be binding on or that otherwise encumber the Properties after the Effective Time.

PURCHASE AND SALE AGREEMENT

3.26 Regulatory. As of the Execution Date, none of the Transferred Pipeline Assets is being regulated by FERC, and no Seller has received written notice from FERC indicating that any Transferred Pipeline Asset is being regulated or will be regulated by FERC.

3.27 Personal Property.All personal property (including the Equipment and Transferred Pipeline Assets) included in the Properties is in an operable state of repair adequate to maintain normal operations as currently operated and used by such Seller, in all material respects, ordinary wear and tear excepted. The personal property (including the Equipment and Transferred Pipeline Assets) included in the Properties constitutes, in all material respects, all of the personal property used in the ownership and operation of the Properties as currently owned and operated by the Sellers, and, collectively, the Sellers have good and marketable title to, or a valid enforceable interest, in all such personal property (including Equipment and Transferred Pipeline Assets), free and clear of all Liens (other than Permitted Encumbrances).

3.28 Affiliate Contracts and Arrangements. Except as otherwise set forth on Schedule 3.28, (a) such Seller and its Affiliates are not involved in any business arrangement or relationship or any Contracts with any other Seller or any of such Seller’s Affiliates relating to any of the Properties or the ownership, operation, development and/or use thereof that, in each case, will (i) not be terminated on or prior to the Closing or (ii) be applicable to, binding upon or otherwise burden any of the Properties and/or the ownership, operation, development and/or use of any of the Properties from and after the Closing and (b) other than the other Sellers, none of such Seller’s Affiliates owns any material asset, property, right or interest of any kind, whether tangible or intangible, that is primarily used in connection with the ownership, operation, use and/or development of any of the Properties that is not otherwise included in (or constitutes a part of) the Properties.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

4.

Buyer’s Representations and Warranties. The Buyer represents and warrants to the Sellers as of the Execution Date and, subject to the occurrence of Closing, the Buyer shall be deemed to make them again as of the Closing Date (except for representations and warranties that refer to a specified date, which will be deemed made as of such date) as follows:

4.1 Organization and Standing. The Buyer is duly formed and in good standing under the respective Laws of the state of its formation. The Buyer has (or, as of Closing, will have) the power and authority to acquire and own the Properties and to conduct business in the state of Texas.

4.2 Powers. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Neither the certificate of incorporation nor the bylaws of the Buyer, nor any other instrument to which the Buyer is a party or is bound, nor any court order or Law, rule or regulation, will be violated by the Buyer’s execution and consummation of this Agreement.

PURCHASE AND SALE AGREEMENT

4.3 No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to the Buyer, which would affect the Buyer’s ability to carry out the transactions contemplated by this Agreement.

4.4 Authorization. The Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to the Buyer and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

4.5 Non-Contravention. Subject to compliance with the HSR Act, the execution, delivery, performance and consummation by the Buyer of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or any other governing document of the Buyer and (b) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law (or the creation of any lien or encumbrance) to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration, termination or creation which would not prevent the consummation of the transactions contemplated hereby by the Buyer or result in the Sellers incurring any loss or liability therefrom.

4.6 Governmental Consent. Subject to compliance with the HSR Act, no consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except for any Customary Post-Closing Consents.

4.7 Litigation, Etc. There are no actions, proceedings, or investigations pending, or to the Buyer’s knowledge, any basis or threat thereof, which could reasonably be likely to materially impair the Buyer or its ability to consummate the transactions contemplated hereby.

4.8 Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Sellers will have any responsibility whatsoever.

4.9 Bankruptcy. There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending, being contemplated by or to the Buyer’s knowledge threatened against the Buyer or any Affiliate of the Buyer.

4.10 Qualifications. The Buyer is qualified with all applicable Governmental Authorities to own and operate the Properties.

PURCHASE AND SALE AGREEMENT

4.11 Financing. The Buyer has or will have, sufficient cash, available lines of credit, secured financing or other sources of immediately available funds to enable it to (a) pay the Deposit as of the Execution Date, (b) pay the Purchase Price, less the Deposit, on each of the Target Closing Date and the Closing Date, (c) pay the Deferred Purchase Price on the date that is the first anniversary of the Closing Date, (d) pay the Contingent Payments, when and as due and payable pursuant to the terms of this Agreement, and (e) consummate the transactions contemplated by this Agreement. The Buyer’s obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing.

4.12 Investment. The Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Properties, ownership and operation thereof and its obligations hereunder, and (c) is able to bear the economic risks associated with the Properties, ownership and operation thereof and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, but, in all cases, subject and without prejudice to the Buyer’s rights and remedies set forth in this Agreement, the Buyer (i) has relied or shall rely solely on the terms and conditions of this Agreement and its own independent investigation and evaluation of the Properties and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and acknowledges and agrees that, except for the representations and warranties set forth herein and the certificate delivered at Closing by the Sellers pursuant to Section 8.2.4, (A) it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made at any time by the Sellers or any of their respective directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or representatives or any other Person, whether or not any such representations, warranties or statements were made in writing or orally, (B) no Seller nor any of their respective directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or representatives or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, including any information, document or material provided or made available, or statements made or provided to the Buyer (including its directors, officers, employees, Affiliates, controlling Persons, agents or representatives) in connection with the transactions contemplated by this Agreement, including without limitation, any such information contained in or provided in “data rooms”, management presentations or supplemental due diligence information provided by the Sellers or discussions or access to management of the Sellers; and (C) the information referred to in clause (B) above may include certain projections, estimates and other forecasts and plans and that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and the Buyer is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, estimates and other forecasts and plans and any use or reliance by the Buyer on such information referred to in clause (B) above is (or the projections, estimates and other forecasts and plans that may be

PURCHASE AND SALE AGREEMENT

contained therein) at the Buyer’s sole risk; (ii) has satisfied or shall satisfy itself through the protections provided to the Buyer herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Properties; and (iii) except as expressly set forth herein, agrees to the fullest extent permitted by Law that no Seller nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including in contract or tort, under Federal or state securities laws or otherwise) resulting from the distribution to the Buyer or the Buyer’s use of any of the information referred to in clause (i)(B) above.

4.13 Securities Law Compliance. The Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, (the “Securities Act”) and is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws. The Buyer agrees that the Properties may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable foreign and state securities Laws, except under an exemption from such registration under the Securities Act and such Laws.

4.14 R&W Insurance Policy. The Buyer has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date. The Buyer has provided a true and correct copy of such commitment to the Sellers prior to the Execution Date. The Buyer acknowledges that obtaining such commitment and the R&W Insurance Policy is a material inducement to the Sellers entering into the transactions contemplated by this Agreement, and that the Sellers are relying on the Buyer’s covenants and obligations set forth in this Section 4.14. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, to consummate the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.	Covenants. The Sellers and the Buyer hereby covenant and agree to perform the following:

5.1 Access to Information.

5.1.1

Insofar as related to the Properties, between the Execution Date and the Closing Date (or the earlier termination of this Agreement), the Sellers will (and will cause their Affiliates to) (a) give the Buyer and the Buyer’s Representatives, reasonable access, during normal business hours, to the Properties (subject to obtaining any required consents of Third Parties, including any Third Party operators of the Properties) and to the Sellers’ and their Affiliates’ personnel who operate or administer the Properties

PURCHASE AND SALE AGREEMENT

(provided that any access to such personnel shall be directed to and coordinated through the Personnel Contact) and access to and the right to copy, at the Buyer’s sole cost, risk and expense, the Records in the Sellers’ possession or control and (b) use Commercially Reasonable Efforts to secure for the Buyer and its Representatives access to the Properties (to the extent requested by the Buyer) from applicable Third Parties for the purposes of conducting a reasonable due diligence investigation of the Properties in order to evaluate the condition of the Properties and to determine whether any Environmental Defects exist, but only to the extent that the Sellers may do so without violating any obligations to any Third Party (the “Assessment”). To the extent permitted by the Third Party operator (if applicable), the Buyer will be entitled to conduct a Phase I Environmental Site Assessment (as set out by ASTM E 1527-21) of the Properties and may conduct visual inspections and record reviews relating to the Properties, including their condition and compliance with Environmental Laws, to be conducted by a reputable environmental consulting or engineering firm approved in advance by the Sellers. Any conclusions made from any examination done by the Buyer shall result from the Buyer’s own independent review and judgment. Notwithstanding anything herein to the contrary, without limiting the Sellers’ obligation to use Commercially Reasonable Efforts to secure for the Buyer and its Representatives access to the Properties, the Buyer shall not have access to, and shall not be permitted to conduct, any on-site due diligence (including any Phase I Environmental Site Assessments) with respect to any Properties where the Sellers do not have the authority to grant access for such due diligence. The Assessment and all of the Buyer’s activity conducted under this Section 5.1.1 shall be subject to the indemnity provisions of Section 5.1.2. Notwithstanding the foregoing, the Assessment and the Buyer’s right of access granted under this Section 5.1.1, shall not, without the prior written consent of the Sellers, entitle the Buyer to operate equipment or conduct any invasive testing, sampling or other similar activity of any kind of air, soil, groundwater, surface water, storm water, air or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons, asbestos or NORM) on or with respect to the Properties prior to Closing as part of the Assessment. If a Phase I Environmental Site Assessment identifies any “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21 or any subsequent iteration), then the Buyer may request the Sellers’ consent (which consent may be withheld in the Sellers’ sole discretion for any reason or for no reason) to conduct additional environmental property assessments on the affected Properties required to address such “Recognized Environmental Conditions,” including the collection and analysis of environmental samples (collectively, the “Phase II Environmental Site Assessment”). If the Sellers consent to the Buyer conducting a Phase II Environmental Site Assessment, then such Phase II

PURCHASE AND SALE AGREEMENT

Environmental Site Assessment procedures and plan concerning any additional investigation shall be submitted to the Sellers in a written workplan and shall be reasonably based on the recognized environmental concerns identified by the Phase I Environmental Site Assessment. In the event that the Sellers do not approve any such Phase II Environmental Site Assessment on any Property operated by a Seller or its Affiliates within three (3) Business Days of the Buyer’s delivery of such Phase II Environmental Site Assessment request, the Buyer shall have the right, but not the obligation, to exclude any or all of the affected Properties from the transactions contemplated hereby, and any such Properties that are so excluded shall be deemed hereunder to be Excluded Assets and the Purchase Price shall be adjusted downward by the aggregate of the Allocated Values thereof.

5.1.2

The Sellers have the right to be present during any activities conducted on the Properties as part of the Assessment. The access granted to the Buyer by the Seller under Section 5.1.1 shall be limited to the Sellers’ normal business hours, and the Buyer shall coordinate its Assessment with the Sellers to minimize any inconvenience to or interruption of the conduct of business by the Sellers. The Buyer shall provide the Sellers with at least twenty-four (24) hours’ written notice before the Properties are accessed pursuant to Section 5.1.1, along with a description of the activities the Buyer intends to undertake. The Buyer shall abide by the Sellers’, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties, including the Assessment; provided, that such rules, regulations and operating policies are provided to the Buyer prior to such evaluation. The Buyer shall promptly provide the Sellers copies of all final reports, assessments, results and other documentation and data prepared or compiled by the Buyer and/or any of its Representatives in connection with the Assessment with respect to any Environmental Defect that the Buyer asserts. The Sellers shall not be deemed by their receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Properties or the accuracy of said documents or the information contained therein. Prior to Closing, the Buyer shall hold all information or data provided or made available by the Sellers or obtained by the Buyer as part of the Assessment confidential pursuant to the terms and conditions of the Confidentiality Agreement and shall not use any of the same except in connection with the transactions set forth in this Agreement. In the event this Agreement is terminated prior to Closing, the Buyer shall return to the Sellers (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data. During all periods that the Buyer or any of its representatives are on the Properties, the Buyer shall maintain, at its sole expense and with reputable insurers, such insurance as is reasonably sufficient to support the Buyer’s indemnity obligations under Section 5.1.3. Upon the Sellers’ written request, the Buyer

PURCHASE AND SALE AGREEMENT

shall promptly furnish evidence of such insurance policies to the Sellers, including evidence as to the effectiveness of such policies. As soon as reasonably practicable, but in any event promptly upon completion of the Buyer’s due diligence, the Buyer shall at its sole cost and expense and without any cost or expense to the Sellers or any of their Affiliates (a) repair all physical damage done to the Properties arising out of the Assessment, (b) restore the Properties to the same condition as, or better condition than, they were prior to commencement of the Buyer’s and its Representatives’ due diligence and (c) remove all equipment, tools and other property brought onto the Properties in connection with the Buyer’s or its Representatives’ due diligence.

5.1.3

The Buyer hereby releases and agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Liabilities (including court costs, expert fees and reasonable attorneys’ fees), including Liabilities attributable to personal injuries, death, or property damage, arising out of the Assessment, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON OR TO THE EXTENT ATTRIBUTABLE TO ENVIRONMENTAL CONDITIONS OR DEFECTS EXISTING PRIOR TO THE BUYER’S ACCESS TO THE PROPERTIES AND NOT EXACERBATED BY THE BUYER OR ITS REPRESENTATIVES. All information obtained by, and access granted to, the Buyer and its representatives under this Section 5.1.3 shall be subject to the terms of the Confidentiality Agreement.

5.2 Conduct of Business. Except (a) as set forth on Schedule 5.2, (b) as otherwise provided in the Contracts, (c) as required by Law (including any Public Health Measures) or Permit, (d) as necessary to maintain a Real Property Interest, (e) as required in the event of an emergency to protect life, property or the environment, (f) as specifically contemplated in this Agreement or (g) as otherwise approved in writing by the Buyer (which approval shall not be unreasonably withheld, conditioned, or delayed, except such consent shall be in Buyer’s sole discretion with respect to Sections 5.2.2, 5.2.4, 5.2.6 and 5.2.12), from and after the Execution Date until Closing:

5.2.1

Such Seller will conduct its business related to the Properties in the Ordinary Course of Business in all material respects, subject to interruptions resulting from force majeure, mechanical breakdown, or planned maintenance.

PURCHASE AND SALE AGREEMENT

5.2.2

Such Seller will not, except in the Ordinary Course of Business, enter into any material agreement, contract or commitment which, if entered into prior to the Execution Date, would be required to be listed in Schedule 3.8 attached to this Agreement, or materially amend or change the terms of any (a) such agreement, contract or commitment or (b) Real Property Interest, except that such Ordinary Course of Business carve-out shall not apply to any agreement, contract or commitment that would be (if entered into prior to the Execution Date), is or should be listed in Schedule 3.8 pursuant to subsections 3.8.4, 3.8.6, 3.8.8 or 3.8.9.

5.2.3

Such Seller will not (a) propose any new drilling, reworking, or similar operations with respect to the Properties or (b) elect to participate or not to participate in any new drilling, reworking, or similar operation reasonably anticipated to require future capital expenditures by the new owner of the Property to be incurred in excess of Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00), chargeable to such Seller’s interests.

5.2.4

Such Seller will not transfer, farmout, sell, hypothecate, encumber, or otherwise dispose of any Properties or material Equipment except for sales and dispositions of Equipment or Hydrocarbons made in the Ordinary Course of Business.

5.2.5	Such Seller will provide the Buyer with a copy of any material notices received from any Governmental Authority pertaining to the Properties.

5.2.6

Such Seller will not waive, release, assign, settle, or compromise any claim of damages attributable to the Properties, except for any settlement that (a) requires payment of less than Two Hundred Fifty Thousand and no/100ths Dollars ($250,000.00) by such Seller, and (b) would not impose any material obligations or restrictions on the Properties, in each case, after the Closing.

5.2.7	Such Seller shall maintain its books, accounts and Records in the Ordinary Course of Business.

5.2.8	Such Seller shall not make any change in any method of accounting or accounting practice or policy, except as required by GAAP.

5.2.9	Such Seller shall use Commercially Reasonable Efforts to maintain in full force and effect all of its Real Property Interests, Permits and Easements.

5.2.10

Such Seller shall maintain insurance coverage on the Properties in the amount and of the types maintained by such Seller on the Execution Date, and not make any election to be excluded from any coverage by an operator for the joint account pursuant to a joint operating agreement or similar Contract.

5.2.11

Such Seller shall not (a) incur any material Asset Taxes (or any other Tax for which the Buyer would be economically responsible) outside the Ordinary Course of Business, (b) make, revoke, or modify any material election related to Asset Taxes or file any material amended post-Effective

PURCHASE AND SALE AGREEMENT

Time Tax Return (or any amendment or other modification to any post-Effective Time Tax Return) with respect to post-Effective Time Asset Taxes, or (c) settle, concede, or compromise any material liability, claim, or assessment related to post-Effective Time Asset Taxes or surrender any right to claim a refund of material post-Effective Time Asset Taxes.

5.2.12

Such Seller, as applicable, shall not voluntarily relinquish its position as operator to anyone other than the Buyer with respect to any of the Properties, or voluntarily abandon any of the Properties other than as required pursuant to the terms of a Real Property Interest or Law.

5.2.13	Such Seller shall not enter into an agreement with respect to any of the foregoing.

5.3 Approval of Conduct. Requests for approval of any action restricted by Section 5.2 shall be delivered to either of the following individuals by electronic correspondence (at the email addresses set forth below), each of whom shall have full authority to grant or deny such requests for approval on behalf of the Buyer (such approval not to be unreasonably withheld, conditioned or delayed, except such consent shall be in the Buyer’s sole discretion with respect to Sections 5.2.2, 5.2.4, 5.2.6 and 5.2.12):

Steven Adam                                     Jennifer Cadena

Email: Steven.Adam@sbow.com     Email: Jennifer.Cadena@sbow.com

The Buyer’s approval of any action restricted by Section 5.2 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in such Seller’s notice) after such Seller’s notice to the Buyer requesting such consent unless the Buyer notifies such Seller to the contrary during that period. In the event of an emergency, the Sellers may take such action as a prudent owner or operator would take and shall notify the Buyer of such action promptly thereafter.

5.4 Other Owners. The Buyer acknowledges that the Sellers own undivided interests in certain of the interests comprising the Real Property Interests with respect to which there exist other working interest owners, and the Buyer agrees that the acts or omissions of any other working interest owner or any other Person who is not a Seller or an Affiliate of any Seller shall not constitute a breach of the provisions of Section 5.2, and no action required by a vote of working interest owners shall constitute such a breach so long as the Sellers have voted their interest in a manner that complies with the provisions of Section 5.2.

5.5 Revenues; Property Costs. For all purposes including the Purchase Price adjustments under Article 2 of this Agreement, the Sellers and the Buyer will properly allocate revenues before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. Following the Closing, in the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time or (b) a Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time,

PURCHASE AND SALE AGREEMENT

in either case, which is not accounted for in the Closing Statement or the Final Statement, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Closing Statement or the Final Statement, will pay any such amounts due to such Party within thirty (30) days after receipt. Following the Closing, (i) the Buyer shall be responsible for and promptly pay or reimburse the Sellers (if paid or incurred by the Sellers or any of their Affiliates), as applicable, for any Property Costs that are incurred on or after the Effective Time (or that are otherwise attributable to any post-Effective Time period) and (ii) the Sellers shall be responsible for and promptly pay or reimburse the Buyer (if paid or incurred by the Buyer or any of its Affiliates), as applicable, for any Property Costs that are incurred prior to the Effective Time (or that are otherwise attributable to any pre-Effective Time period), in either case promptly after receipt of an invoice from the other Party with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment, and in either case, if any such amounts are not accounted for in the Closing Statement or Final Statement the owing Party shall pay the owed Party the applicable amount within thirty (30) days after request thereof, which obligation shall remain in effect for eighteen (18) months after the Closing Date. Should the Sellers receive any invoice or charge after the Closing for any Property Costs that are incurred on or after the Effective Time (or that are otherwise attributable to any post-Effective Time period), the Sellers shall promptly forward the same to the Buyer, accompanied by copies of the relevant vendor or other invoice information.

5.6 Tax Matters.

5.6.1

Each Seller shall be allocated and bear all Asset Taxes relating to its Properties that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time. The Buyer shall be allocated and bear all Asset Taxes relating to the Properties that are attributable to any Tax period (or portion of any Straddle Period) beginning at or after the Effective Time. Each Party shall be responsible for its own income, franchise and similar Taxes.

5.6.2

Notwithstanding any other provision of this Agreement, to the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Statement, as applicable, (a) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (b) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party (and for which such Party is economically responsible) under (and in accordance with the principles of) this Section 5.6. For the avoidance of doubt, the Buyer shall not be required to reimburse the Sellers for any Asset Taxes if a Seller paid for such Asset Tax using proceeds (i) that are from the production or removal of Hydrocarbons and (ii) that otherwise would have reduced the Purchase Price hereunder if such proceeds had not been used to pay such Asset Taxes (i.e., those proceeds that arise from the production of Hydrocarbons from the Properties at or subsequent to the Effective Time but prior to the Closing).

PURCHASE AND SALE AGREEMENT

5.6.3

For purposes of this Agreement (a) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (c)) shall be allocated to the Tax period or portion thereof in which the severance or production giving rise to such Asset Taxes occurred, (b) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (a)), shall be allocated to the Tax period or portion thereof in which the transaction giving rise to such Asset Taxes occurred, and (c) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (c) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Property gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

5.6.4

Except as required by applicable Law (e.g., the Sellers shall file all flow-through Tax Returns in respect of the Sellers), in respect of Asset Taxes relating to the Properties, (a) the Sellers shall be responsible for the preparation and timely filing of all Tax Returns with respect to Taxable periods ending prior to the Effective Time (regardless of when due), and (b) the Buyer shall be responsible for the preparation and timely filing of all other Tax Returns (including, for the avoidance of doubt, those Tax Returns that relate to Straddle Periods). The Buyer shall prepare all such Tax Returns that relate to Straddle Periods on a basis consistent with past practice except to the extent otherwise required by applicable Law. The Buyer shall provide the Sellers with a copy of any such Tax Return relating to any Straddle Period for the Sellers’ review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and the Buyer shall incorporate all reasonable comments of the Sellers provided to the Buyer in advance of the due date for the filing of such Tax Return. The Parties agree that (a) this Section 5.6.4 is intended to solely address the timing and manner in which certain Tax Returns with respect to Asset Taxes relating to the Properties are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (b) nothing in this Section 5.6.4 shall be interpreted as altering the manner in

PURCHASE AND SALE AGREEMENT

which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by any Party of its obligations under this Section 5.6.4, which shall be borne by such Party).

5.6.5

The Sellers shall be entitled to any and all refunds of Asset Taxes allocated to the Sellers pursuant to Section 5.6.1, and the Buyer shall be entitled to any and all refunds of Asset Taxes allocated to the Buyer pursuant to Section 5.6.1; provided, however, that neither the Sellers nor the Buyer shall be entitled to any refund of Asset Taxes allocated to it pursuant to Section 5.6.1 if the Sellers or the Buyer, as the case may be, did not pay or otherwise economically bear such Asset Taxes. If a Party or its Affiliate receives a refund of Asset Taxes to which another Party is entitled pursuant to this Section 5.6.5, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable third-party costs or expenses incurred by such recipient Party in procuring such refund. If any such refund (or a portion thereof) subsequently is denied or disallowed, then the Party that originally had been entitled to such refund shall repay promptly (but no less than ten (10) Business Days subsequent to such denial or disallowance) the amount of such denied or disallowed refund to the Party (or its designee) that originally had received such refund and had forwarded that refund to such other applicable Party.

5.6.6

The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Properties or the transactions contemplated hereby. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

5.7 Suspended Funds. As part of the final accounting in connection with the Final Statement pursuant to Section 2.9, each Seller will deliver to the Buyer, in the form of an adjustment to the Purchase Price as set forth in Section 2.7, any Suspended Funds in its possession (accounting for any changes to such amounts prior to the delivery of the Final Statement as a result of the Sellers’ administration of the Suspended Funds in the Ordinary Course of Business) and the Buyer shall administer all such Suspended Funds and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties.

PURCHASE AND SALE AGREEMENT

5.8 R&W Insurance Policy.

5.8.1

Promptly following the execution of this Agreement, the Buyer shall take all actions reasonably necessary to bind the R&W Insurance Policy. The Buyer shall cause the R&W Insurance Policy to be issued at Closing on terms and in the form provided or made available to the Sellers prior to the date hereof, which policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer expressly waives its rights to bring (and agrees not to pursue, directly or indirectly) any claim against any of the Sellers by way of subrogation, claims for contribution or otherwise, other than with respect to a claim for Fraud, and shall cause the R&W Insurance Policy to name the Sellers as express third-party beneficiaries of such waiver.

5.8.2

After the Closing, the Buyer agrees that it will: (a) comply with the terms of any post-Closing deliverables set forth in the R&W Insurance Policy; (b) not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything that has a similar effect) that would be adverse to the Sellers without the Sellers’ prior written consent; and (c) not terminate the R&W Insurance Policy or do anything that causes any right under the R&W Insurance Policy not to have full force and effect.

5.9 Operatorship. Notwithstanding anything herein to the contrary, the Sellers shall use Commercially Reasonable Efforts in support of the Buyer succeeding in being appointed successor operator as of the Closing for the Properties for which the Sellers or their Affiliates currently serve as; provided that, the Sellers make no representation and do not warrant or guarantee that the Buyer will succeed in being appointed successor operator. The Buyer shall promptly, following Closing, file and diligently pursue until receipt of any acknowledgement, consent or confirmation by Governmental Authorities all appropriate forms, permit transfers and declarations or bonds with federal and state agencies relative to the Buyer’s assumption of operatorship. For all Properties operated by any of the Sellers, the Buyer shall execute and deliver to the Sellers, on forms proscribed by the applicable Governmental Authorities which are to be prepared by the Buyer and acceptable to the Sellers, and the Sellers shall promptly file, such applicable forms transferring operatorship of such Properties to the Buyer. The Sellers agree to execute and deliver to the Buyer any and all documents reasonably requested by the Buyer to assist in establishing the Buyer or the Buyer’s designee as operator of the Properties under the Contracts and applicable Law.

5.10 Limitations on Representations and Warranties.

5.10.1

EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF SUCH SELLER IN ARTICLE 3 OF THIS AGREEMENT, THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4 AND THE SPECIAL WARRANTY AND WITHOUT LIMITING THE BUYER’S REMEDIES UNDER THE R&W INSURANCE POLICY, THE BUYER ACKNOWLEDGES THAT

PURCHASE AND SALE AGREEMENT

THE SELLERS HAVE NOT MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), AND THE BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON AND EXPRESSLY WAIVES, ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), OR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE BUYER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANY SELLER OR ANY OF ITS AFFILIATES).

5.10.2

FURTHER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN ARTICLE 3, THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4 AND THE SPECIAL WARRANTY, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (A) TITLE OF THE PROPERTIES, (B) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR SUCH SELLER’S INTEREST THEREIN, (C) THE CONTENTS, CHARACTER, NATURE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF SUCH SELLER, INCLUDING (I) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES, (II) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (III) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE BUYER OR ITS AFFILIATES, OR ITS OR THEIR

PURCHASE AND SALE AGREEMENT

EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (D) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES, AND (E) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES.

5.10.3

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SUCH SELLER IN ARTICLE 3 OF THIS AGREEMENT, THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4 AND THE SPECIAL WARRANTY, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (F) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (G) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND EACH SELLER THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN ARTICLE 3 AND THE CERTIFICATE DELIVERED AT CLOSING BY THE SELLERS PURSUANT TO SECTION 8.2.4, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH SUCH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THE BUYER REPRESENTS TO EACH SELLER THAT THE BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND OTHER PROPERTIES AS THE BUYER DEEMS APPROPRIATE.

PURCHASE AND SALE AGREEMENT

5.10.4

THE SELLERS AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.10 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.

5.11 NORM, WASTES AND OTHER SUBSTANCES. THE BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING, WITHOUT LIMITATION, AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES.

5.12 Employment Transfer Agreement. Contemporaneously with the execution of this Agreement, the Sellers and the Buyer have entered into an Employment Transfer Agreement in the form attached hereto as Exhibit D (the “Employment Transfer Agreement”) which will govern the process by which the Buyer may identify employees of the Sellers to whom the Buyer may, but shall not be obligated to, offer employment and which further specifies the process by which the Buyer and the Sellers have agreed the Buyer may solicit such identified employees to accept employment with the Buyer.

5.13 Government Reviews.

5.13.1

As promptly as practicable, the Parties shall (a) make, or cause to be made, all required filings, prepare all required applications, and conduct negotiations with each Governmental Authority as to which such filings, applications, or negotiations are reasonably necessary or appropriate in order to consummate the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications, and conduct such negotiations. Without limiting the foregoing, in the event the Parties determine that filings by the Parties are required under the HSR Act, then within ten (10) Business Days

PURCHASE AND SALE AGREEMENT

following the Execution Date, the Buyer and the Sellers will each prepare and simultaneously file, or cause to be filed, with the DOJ and the FTC their respective notification and report forms required by the HSR Act for the transactions contemplated by this Agreement. Each of the Buyer and the Sellers shall file as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the FTC and the DOJ and any other Governmental Authority in connection with such filings and shall comply in all material respects with all applicable Laws relating thereto.

5.13.2

Without limiting the generality of the foregoing: (a) each Party shall use, and shall cause its Affiliates to use, Commercially Reasonable Efforts to promptly take all reasonable steps to avoid, eliminate or resolve each impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) that may be required by any Governmental Authority, so as to enable the Parties to cause the Closing to occur as soon as practicable; and (b) if any objections are asserted with respect to the transactions contemplated hereunder under the HSR Act or other applicable Antitrust Laws or if any action, suit, or proceeding, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereunder as violative of the HSR Act or other applicable Antitrust Laws, each of the Parties shall cooperate with one another, and the Parties shall use their Commercially Reasonable Efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the transactions contemplated hereunder; or (ii) take such action as necessary to overturn any action by any Governmental Authority or private party to block consummation of the transactions contemplated hereunder, including by defending any action, suit, or proceeding brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Law or order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the transactions contemplated hereunder, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to the transactions contemplated hereunder under such Laws so as to permit consummation of the transactions contemplated hereunder. None of the Buyer or the Sellers shall take or permit any of its controlled Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of clearance under the HSR Act or other applicable Antitrust Laws. None of the Buyer or the Sellers shall extend any waiting period or other applicable time period under the HSR Act or any applicable Antitrust Law or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable the transactions contemplated hereunder, except with the prior written consent of the other Parties.

PURCHASE AND SALE AGREEMENT

5.13.3

Except as may be prohibited by any Governmental Authority or by any applicable Law, the Buyer, on the one hand, and the Sellers on the other, shall reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any action, suit, or proceeding under or relating to the HSR Act. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any action, suit, or proceeding under or relating to the HSR Act, each of the Buyer and the Sellers shall permit outside counsel of the other party to be present at each substantive meeting, discussion or conference relating to any such action, suit, or proceeding and to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such action, suit, or proceeding.

5.13.4

Each of the Buyer and the Sellers shall promptly notify the other of any substantive correspondence or contact with the DOJ, the FTC or any other Governmental Authority and except as may be prohibited by any Governmental Authority or by any Law, or as necessary to preserve any applicable legal privilege, shall furnish to the other (if necessary or advisable, on an outside counsel basis) all such information in its possession as may be reasonably necessary for the completion of any required reports or notifications. All filing fees incurred in connection with the filings made pursuant to the HSR Act or any other Antitrust Laws pursuant to this Section 5.13 shall be borne 50% by the Buyer and 50% by the Sellers.

5.14 Material Midstream Contracts.

5.14.1

From and after the Execution Date, the Sellers and the Buyer will each use Commercially Reasonable Efforts to negotiate (with each other, and with the relevant Contract counterparties) mutually acceptable forms of assignment and assumption agreements, including, as applicable, any partial assignments, to effect, in accordance with the terms of this Agreement and the terms outlined on Schedule 5.14, the assignment (or partial assignment) to the Buyer at the Closing of the Contracts set forth on Schedule 5.14 (collectively, the “Midstream Agreements” and such assignment and assumption agreements for the Midstream Agreements, including any partial assignments, collectively, the “Midstream Assignments”). At the Closing, subject to Section 2.4 and Section 5.14.2 below, the Sellers will assign their right, title and interest (subject to the other provisions of this Section 5.14) in and to the Midstream Agreements to Buyer on forms of assignment and assumption agreements that are mutually acceptable to both Parties, and the Buyer will assume (and, upon

PURCHASE AND SALE AGREEMENT

delivery by the Sellers of the Midstream Assignments, the Buyer will be deemed to have assumed), and thereafter will be bound by and comply with and perform, all of the obligations of the Sellers contained in the Midstream Agreements that are assigned pursuant to the Midstream Assignments.

5.14.2

The Buyer shall meet any creditworthiness and adequate assurance of performance requirements required by the express terms of any of the Midstream Agreements listed on Schedule 5.14 on the Execution Date, in each case, by the Closing Date and shall take all steps reasonably necessary to enable it to take an assignment of such Midstream Agreements at the Closing and to cause the counterparty of any such Midstream Agreements to grant its consent (including with respect to any Required Consents) to the assignment thereof to the Buyer. In the event that, after the exercise of Commercially Reasonable Efforts by the Sellers and the Buyer as set forth in Section 5.14.1, any of the Midstream Agreements on Schedule 5.14 cannot be assigned to the Buyer at the Closing, the Sellers shall have no liability to the Buyer with respect to the failure to assign such unassigned Midstream Agreements, except that the Parties will use Commercially Reasonable Efforts to negotiate a mutually acceptable arrangement to address such unassigned Midstream Agreements.

5.14.3

In the event any of the Midstream Agreements listed on Schedule 5.14 are not assigned at the Closing, (a) the Buyer shall nonetheless continue to meet any creditworthiness and adequate assurance of performance requirements required by the express terms of any of the Midstream Agreements listed on Schedule 5.14 on the Execution Date, (b) (i) the Buyer shall continue to use Commercially Reasonable Efforts and (ii) the Sellers shall continue to use Commercially Reasonable Efforts, in each case, to enable the Buyer to take an assignment of such Midstream Agreements as soon as possible after the Closing and to cause the counterparty of any such Midstream Agreement to grant its consent to the assignment thereof to the Buyer, (c) the Sellers will not amend, change or waive any terms thereof in a manner that has an adverse effect on the Buyer, without first obtaining the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed) and (d) the Parties will use Commercially Reasonable Efforts to negotiate a mutually acceptable arrangement to address such unassigned Midstream Agreements.

5.15 Financing.

5.15.1

The Sellers shall use Commercially Reasonable Efforts to deliver to Buyer Parent Company, as promptly as reasonably practicable after, and in any event within thirty (30) days after, the Execution Date, at the Buyer’s sole cost and expense, the Seller Annual Financial Statements and a reserves report for the Properties for the year ended December 31, 2022, which estimates the proved reserves attributable to the Properties solely to the extent such reserves are included in the Sellers’ reserves report filed as an

PURCHASE AND SALE AGREEMENT

exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and the Seller Interim Financial Statements, in each case prepared in accordance with GAAP. The Seller Annual Financial Statements shall include the required oil and gas disclosures, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended December 31, 2021 and 2022, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the fiscal years ended December 31, 2021 and 2022. Solely if and to the extent applicable, the Sellers shall use Commercially Reasonable Efforts to deliver to Buyer Parent Company, as promptly as reasonably practicable after, and (a) in any event within forty (40) days after, the end of any completed quarter ending on and after September 30, 2023 (other than any fourth fiscal quarter), if the Closing Date does not occur prior to the end of such applicable quarter, the Seller Subsequent Interim Financial Statements, and (b) in any event within seventy-five (75) days after, December 31, 2023, if the Closing Date does not occur prior to such date, the Seller Subsequent Annual Financial Statements as required in accordance with the applicable rules of the SEC, in each case prepared in accordance with GAAP.

5.15.2

From and after the Execution Date and for up to thirty-three (33) months after the Closing Date for so long as Seller Financial Statements are required to be incorporated into registration statements filed under the Securities Act by Buyer Parent Company in accordance with the applicable rules of the SEC, the Sellers shall: (a) provide to Buyer Parent Company and its auditors (“Buyer’s Auditors”) and reserve engineers (“Buyer’s Reserve Engineers”), as applicable, reasonable access during normal business hours to the books, records, information, and documents that are related to the Properties, that are in Sellers’ or their respective Affiliates’ possession or control and that are reasonably required by Buyer Parent Company, Buyer’s Auditors and Buyer’s Reserve Engineers in order to prepare, audit, and/or review any financial or reserves information reasonably requested by Buyer Parent Company in connection with its efforts to arrange and complete any capital markets transaction (a “Capital Markets Transaction”), debt financing (a “Debt Financing”) or other Buyer Financing or of financial statements prepared in accordance with GAAP and in accordance with applicable rules of the SEC for Buyer Parent Company pertaining to the Properties for one or more years or interim periods ending on or prior to, or including, the Closing Date (but not to exceed one fiscal year plus, on an unaudited basis, the interim period in 2024 prior to the Closing Date) and any related pro forma financial statements or other financial information, and the conduct of audits or reviews of such financial statements or other financial information, including reserve information; (b) provide to Buyer Parent Company and Buyer’s Auditors reasonable access during normal business hours to the Sellers or the respective Affiliates’ Representatives who were responsible for preparing or maintaining the financial records and

PURCHASE AND SALE AGREEMENT

work papers and other supporting documents used in the preparation of such financial statements; provided, however, that with respect to the foregoing clauses (a) and (b) such access shall not unreasonably interfere with the business or operations of the Sellers or any of their respective Affiliates or Representatives; (c) use Commercially Reasonable Efforts to deliver one or more customary representation letters from the Sellers to Buyer’s Auditors and/or Buyer’s Reserve Engineers that are reasonably requested to allow Buyer’s Auditors and/or Buyer’s Reserve Engineers to complete an audit or review of any such financial statements or other financial information, and the conduct of audits or reviews of such financial statements or other financial information, including reserve information; provided, however, that the Buyer shall provide customary indemnity for any officer of any of the Sellers executing and delivering such representation letters to Buyer’s Auditors; (d) use its Commercially Reasonable Efforts to cause, at the Buyer’s sole cost and expense, the independent auditor and the reserve engineers of the Sellers that conducted any audit of such financial statements or other financial information to (i) consent to the use of such independent auditor’s report, and to be named as an expert or as having prepared such report, in any SEC filing or offering memorandum or similar document referred to above and (ii) provide customary “comfort letters” to any underwriter or purchaser in a Debt Financing or Capital Markets Transaction by Buyer Parent Company and (e) reasonably assist in correspondence with or submissions to the staff of the SEC in connection with the filing of the Seller Financial Statements, the related pro forma financial statements and any reserves report, in each case as provided by the Sellers. Notwithstanding anything to the contrary, the access to be provided to the Buyer shall not interfere with Sellers’ or any of their respective Affiliates’ or Representatives’ ability to prepare their own financial statements or Sellers’ regular conduct of business and shall be made available during Sellers’ normal business hours. Such cooperation shall not require any Seller to take any action that it reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.

5.15.3

All of the information provided by the Sellers in connection with the cooperation contemplated by this Section 5.15 is given without any representation or warranty, express or implied, and none of Sellers or any of their respective Affiliates or Representatives shall have any liability or responsibility with respect thereto, or in connection with the use thereof, in each case, except to the extent resulting from the gross negligence, willful misconduct or bad faith by the Sellers or their respective Affiliates or Representatives.

PURCHASE AND SALE AGREEMENT

5.15.4

The Buyer shall promptly reimburse the Sellers and their respective Affiliates for all reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented fees and expenses charged by Sellers’ independent auditing firm and Sellers’ outside attorneys’ fees) incurred by such Persons in connection with preparing the Seller Financial Statements and any cooperation contemplated by this Section 5.15.

5.15.5

The Buyer shall indemnify, defend, and hold harmless the Sellers, their respective Affiliates, and their respective equity holders and Representatives from and against any and all Liabilities imposed on, sustained, incurred or suffered by any of them, whether in respect of Third Party claims, direct claims or otherwise, in connection with the cooperation or information provided by such Persons pursuant to this Section 5.15, in each case, except to the extent resulting from the gross negligence, willful misconduct or bad faith by the Sellers or their respective Affiliates or Representatives as determined in a final, non-appealable judgement of a court of competent jurisdiction.

5.16 Financing Cooperation.

5.16.1

Notwithstanding anything contained in this Agreement to the contrary, (a) Buyer expressly acknowledges and agrees that the Buyer’s obligations to consummate the transactions contemplated by this Agreement are not conditioned in any manner whatsoever upon the Buyer obtaining any Buyer Financing, and (b) the condition set forth in Section 6.1.3, as it applies to Sellers’ obligations under this Section 5.16, shall be deemed satisfied unless (i) the Sellers have knowingly and intentionally breached any of their material obligations under this Section 5.16 and (ii) such breach materially contributes to the Buyer Financing not being obtained. As used in this Section 5.16, “knowing and intentional breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the undertaking of such act (or failure to act) would cause a breach of a material obligation under this Section 5.16.

5.16.2

Prior to the Closing Date and in addition to the obligations set forth in Section 5.15, the Sellers shall provide, and shall use their Commercially Reasonable Efforts to cause its Affiliates and Representatives to provide, the Buyer such cooperation as may be reasonably requested by the Buyer with respect to the Buyer Financing. Such cooperation shall include, without limitation, using Commercially Reasonable Efforts to (a) provide historical financial information, lease operating statements and reserve engineering reports and other similar information relating to the Properties reasonably requested by the Buyer and all updates thereto and provide reasonable assistance to the Buyer and Buyer Parent Company in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in connection with any Buyer Financing, at the Buyer’s sole cost and expense, (b) provide information reasonably requested by the Buyer for their preparation of materials for bank information memoranda, offering prospectuses and

PURCHASE AND SALE AGREEMENT

documents, marketing materials, rating agency presentations and similar documents required in connection with the Buyer Financing, and identify any information contained therein that would constitute material, non-public information with respect to the Sellers or their securities or the Properties for purposes of foreign, United States federal or state securities laws, (c) cause the independent auditors of the Sellers to provide reasonable assistance to the Buyer, consistent with their professional practice, including by participating in accounting due diligence sessions (if reasonably requested by Buyer Parent Company), to provide their consent to use of their audit reports relating to the Properties (if applicable) on customary terms and to deliver a customary comfort letter covering items reasonably requested by Buyer Parent Company in any offering memorandum or prospectus relating to a Buyer Financing, (d) reasonably assist the Buyer and its counsel in delivery of customary legal opinions by the Buyer and its counsel in connection with effectuating a Buyer Financing; provided, however, the Sellers and their Affiliates shall not be required to deliver, or cause the delivery of, any legal opinions or make any representations in connection with such cooperation described herein, (e) furnish all documentation and other information required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (f) reasonably facilitate the Buyer’s preparation of the documentation necessary to pledge and mortgage the Properties that may be collateral under a Buyer Financing, including, without limitation, to reasonably assist the Buyer in its preparation of disclosure schedules relating to the Properties in connection with a Buyer Financing, and provide customary title information in respect of same.

5.16.3

Notwithstanding anything to the contrary contained in this Section 5.16, nothing in this Section 5.16 shall require the Sellers, any of their Affiliates, or any of their respective equity holders or Affiliates of the same or its or their respective Representatives to (a) incur any liability or obligation (including any indemnification obligation) in connection with any Buyer Financing or pay any commitment or other fee in connection with any Buyer Financing or take any similar action, (b) provide any financial or other information that is (i) not produced in the ordinary course of business and (ii) reasonably available to the Sellers or any such Affiliates; provided that the Sellers agree to provide such information to the extent (x) the production of such information is not unreasonably burdensome on the Sellers and (y) the Buyer agrees to pay any reasonable out-of-pocket related expenses incurred by the Sellers in connection with the production thereof, (c) take any action that would conflict with or violate such Person’s organizational documents, as applicable, or any applicable legal requirements or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party (not created in contemplation hereof), (d) take any action that could subject any director, manager, officer, employee or other Representative of any Seller to any actual or reasonably

PURCHASE AND SALE AGREEMENT

potential personal liability, (e) take any action that would unreasonably interfere in any material respect with the ongoing commercial operations of the Sellers and their respective Affiliates or any of the Properties or (f) take any action that would cause (or would be reasonably likely to cause) any representation or warranty in this Agreement to be breached, or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement.

5.16.4

All of the information provided by the Sellers in connection with the cooperation contemplated by this Section 5.16 is given without any representation or warranty, express or implied, and none of Sellers or any of their respective Affiliates or Representatives shall have any liability or responsibility with respect thereto, or in connection with the use thereof, in each case, except to the extent resulting from the gross negligence, willful misconduct or bad faith by the Sellers, their respective Affiliates or Representatives.

5.16.5

The Buyer shall promptly reimburse the Sellers and their respective Affiliates for all reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented fees and expenses charged by Sellers’ independent auditing firm and Sellers’ outside attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 5.16.

5.16.6

The Buyer shall indemnify, defend, and hold harmless the Sellers, their respective Affiliates, and their respective equity holders and Representatives from and against any and all Liabilities imposed on, sustained, incurred or suffered by any of them, whether in respect of Third Party claims, direct claims or otherwise, in connection with the arrangement and preparation of any Buyer Financing and any information used in connection therewith, in each case, except to the extent resulting from the gross negligence, willful misconduct or bad faith by the Sellers or their respective Affiliates or Representatives as determined in a final, non-appealable judgement of a court of competent jurisdiction.

5.17 FCC Licenses.

5.17.1

As soon as is reasonably practical after the Execution Date, the Buyer and the Sellers shall file or cause to be filed with the FCC all necessary filings in connection with the transactions contemplated by this Agreement that may be reasonably required by any Governmental Authority under applicable Laws or a Party hereunder to be filed by such Party with the FCC with respect to the transfer of the FCC Licenses (the “FCC Assignment Applications”). The FCC Assignment Applications and any supplemental information furnished in connection therewith shall (a) be in substantial compliance with Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act, or (b) be responsive to a request of the FCC.

PURCHASE AND SALE AGREEMENT

5.17.2

The Buyer and the Sellers shall furnish to each other (a) copies of any notices, correspondence or other written communication from the FCC and (b) such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Assignment Applications. The Buyer shall bear all expenses in connection with the preparation, filing and prosecution of the FCC Assignment Applications. The Buyer and the Sellers shall each use their Commercially Reasonable Efforts to prosecute the FCC Assignment Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC. At or promptly following Closing, as applicable, the applicable Parties shall execute and deliver the forms and documents required by the applicable Governmental Authority to transfer the FCC Licenses to the Buyer.

ARTICLE 6

BUYER’S CONDITIONS PRECEDENT

6.

Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable Laws) at or prior to the Closing Date of each of the following conditions:

6.1.1

No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

6.1.2

(a) The Sellers’ non-Fundamental Representations set forth in Article 3 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have, individually or in the aggregate, a Material Adverse Effect (provided that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 6.1.2 and the Material Adverse Effect qualification contained in this Section 6.1.2 shall apply in lieu thereof) and (b) the Sellers’ Fundamental Representations set forth in Article 3 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date);

6.1.3

The Sellers will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date;

PURCHASE AND SALE AGREEMENT

6.1.4

(a) All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted, and (b) any HSR Act waiting period (and any extension thereof) applicable to the transactions contemplated under the terms of this Agreement, and any extensions to such waiting periods, shall have expired or shall have been terminated;

6.1.5

The sum of (without duplication of any amounts) (a) the aggregate adjustments to the unadjusted Purchase Price under Section 2.2 prior to Closing with respect to Title Defects or Environmental Defects that exceed the applicable Individual Defect Threshold (less any adjustments to the unadjusted Purchase Price prior to Closing with respect to Title Benefits) plus (b) the aggregate Allocated Value attributable to any Properties excluded from the Properties conveyed to Buyer at Closing pursuant to Section 2.2.4 or Section 5.1, plus (c) the aggregate Casualty Loss Amounts do not equal or exceed twenty percent (20%) of the unadjusted Purchase Price; provided that, if either Party claims the requirements of this Section 6.1.5 are not met as of the Target Closing Date, either Party may elect by delivering a notice to the other Party to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit amounts, Environmental Defects or remediation amounts to expert arbitration in accordance with Section 2.2.11; provided that, in lieu of the timing provided in Section 2.2.11, the Parties shall select a Consultant within five (5) Business Days of the delivery of such notice, each Party shall submit such Party’s position to the Consultant within ten (10) Business Days of the delivery of such notice and each Party shall instruct the Consultant to deliver a determination of (i) the remediation amount(s) attributable to all disputed Environmental Defects, (ii) the Title Defect Amount(s) attributable to all disputed Title Defects and/or (iii) the Title Benefit amount(s) attributable to all disputed Title Benefits, as applicable within twenty (20) days of the delivery of such notice. For the avoidance of doubt, a Party’s initiation of arbitration in accordance with this Section 6.1.5, shall not prevent the Buyer from electing to waive any asserted Title Defect or Environmental Defect, as applicable;

6.1.6

The aggregate sum of all Allocated Values of the Properties excluded from the transactions contemplated herein pursuant to Section 2.4 as the result of a PPR or unobtained Required Consent does not equal or exceed fifteen percent (15%) of the unadjusted Purchase Price; and

PURCHASE AND SALE AGREEMENT

6.1.7

The Sellers shall deliver (or be ready, willing, and able to deliver at Closing) to the Buyer duly executed counterparts of the documents and certificates to be delivered by the Sellers under Section 8.2.

ARTICLE 7

SELLERS’ CONDITIONS PRECEDENT

7.

Sellers’ Conditions Precedent. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable Laws) at or prior to the Closing Date of each of the following conditions:

7.1.1

No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

7.1.2

(a) the Buyer’s non-Fundamental Representations set forth in Article 4 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that to the extent such representation or warranty is qualified by its terms by materiality or material adverse effect, such qualification in its terms shall be inapplicable for purposes of this Section 7.1.2 and the material adverse effect qualification contained in this Section 7.1.2 shall apply in lieu thereof, and (b) the Buyer’s Fundamental Representations set forth in Article 4 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date);

7.1.3

The Buyer will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.1.4

(a) All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted, and (b) any HSR Act waiting period (and any extension thereof) applicable to the transactions contemplated under the terms of this Agreement, and any extensions to such waiting periods, shall have expired or shall have been terminated;

PURCHASE AND SALE AGREEMENT

7.1.5

The sum of (without duplication of any amounts) (a) the aggregate adjustments to the unadjusted Purchase Price under Section 2.2 prior to Closing with respect to Title Defects or Environmental Defects that exceed the applicable Individual Defect Threshold (less any adjustments to the unadjusted Purchase Price prior to Closing with respect to Title Benefits) plus (b) the aggregate Allocated Value attributable to any Properties excluded from the Properties conveyed to Buyer at Closing pursuant to Section 2.2.4 or Section 5.1, plus (c) the aggregate Casualty Loss Amounts do not equal or exceed twenty percent (20%) of the unadjusted Purchase Price; provided that, if either Party claims the requirements of this Section 7.1.5 are not met as of the Target Closing Date, either Party may elect by delivering a notice to the other Party to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit amounts, Environmental Defects or remediation amounts to expert arbitration in accordance with Section 2.2.11; provided that, in lieu of the timing provided in Section 2.2.11, the Parties shall select a Consultant within five (5) Business Days of the delivery of such notice, each Party shall submit such Party’s position to the Consultant within ten (10) Business Days of the delivery of such notice and each Party shall instruct the Consultant to deliver a determination of (i) the remediation amount(s) attributable to all disputed Environmental Defects, (ii) the Title Defect Amount(s) attributable to all disputed Title Defects and/or (iii) the Title Benefit amount(s) attributable to all disputed Title Benefits, as applicable within twenty (20) days of the delivery of such notice. For the avoidance of doubt, a Party’s initiation of arbitration in accordance with this Section 7.1.5, shall not prevent the Buyer from electing to waive any asserted Title Defect or Environmental Defect, as applicable;

7.1.6

The aggregate sum of all Allocated Values of the Properties excluded from the transactions contemplated herein pursuant to Section 2.4 as the result of a PPR or unobtained Required Consent does not equal or exceed fifteen percent (15%) of the unadjusted Purchase Price; and

7.1.7

The Buyer shall deliver (or be ready, willing, and able to deliver at Closing) to the Sellers duly executed counterparts of the documents and certificates to be delivered by the Buyer under Section 8.1.

PURCHASE AND SALE AGREEMENT

ARTICLE 8

CLOSING

8.

The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of the Sellers at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, or by electronic transmission, on September 25, 2023 (the “Target Closing Date”), or on such date as the Buyer and the Sellers may agree upon in writing; provided that if the conditions to Closing in Article 6 and Article 7 have not yet been satisfied or waived by the Target Closing Date, then subject to the Parties’ rights under Article 12, Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived. The date on which the Closing actually occurs shall be the “Closing Date”. The Parties may, by mutual written consent, change the Closing Date to any other date that they may agree upon.

8.1 Buyer’s Deliveries. On the Closing Date, and subject to the simultaneous performance by the Sellers of their obligations under Section 8.2, the Buyer will deliver or cause to be delivered the following items:

8.1.1

Purchase Price. The Purchase Price to the Sellers as directed in writing by the Sellers (as adjusted pursuant to Section 2.8 and less the Deposit, the Deferred Purchase Price and any amounts delivered into the Escrow Account pursuant to Section 2.2);

8.1.2

Assignments. An original executed and acknowledged counterpart of the Assignment for each county in which Real Property Interests and Wells are located, and covering the Properties (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.1.3

Operatorship. To the extent required under any Law or Governmental Authority for any federal or state lease, the Buyer shall execute and deliver forms prescribed by the applicable Governmental Authorities to transfer status of operatorship of those Properties which such Seller or its Affiliate operates from a Seller or its Affiliate to the Buyer or the Buyer’s designee;

8.1.4	Closing Statement. A duly executed counterpart of the Closing Statement;

8.1.5

Officer’s Certificate. A duly executed certificate from an officer of the Buyer certifying on behalf of the Buyer that the conditions set forth in Section 7.1.2 and Section 7.1.3 have been fulfilled by the Buyer;

8.1.6	Transition Services Agreement. A duly executed counterpart of the Transition Services Agreement;

8.1.7	Seismic License Agreement. A duly executed counterpart of the Seismic License Agreement;

8.1.8	Defect Escrow Amounts. Any amounts to be delivered to the Escrow Agent pursuant to Section 2.1.3;

8.1.9	Midstream Assignments. A duly executed counterpart of the Midstream Assignments;

8.1.10	Operational Escrow Accounts. Any documents necessary to transfer the Operational Escrow Accounts to the Buyer; and

PURCHASE AND SALE AGREEMENT

8.1.11

Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Sellers and are reasonably required to consummate the transactions contemplated by this Agreement.

8.2 Sellers’ Deliveries. On the Closing Date, and subject to the simultaneous performance by the Buyer of its obligations under Section 8.1, each Seller will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

8.2.1

Assignments. An original executed and acknowledged counterpart of the Assignment for each county in which Real Property Interests and Wells are located, and covering the Properties (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.2.2

W-9. A valid, properly completed, and duly executed Internal Review Service Form W-9 (or applicable successor form) in respect of such Seller (or, if such Seller is an entity disregarded as separate from its regarded owner for federal income tax purposes, in respect of its regarded owner for federal income tax purposes);

8.2.3	Closing Statement. A duly executed counterpart of the Closing Statement;

8.2.4

Officer’s Certificate. A duly executed certificate from an officer of each Seller certifying on behalf of such Seller that the conditions set forth in Section 6.1.2 and Section 6.1.3 have been fulfilled by such Seller;

8.2.5	Transition Services Agreement. A duly executed counterpart of the Transition Services Agreement;

8.2.6	Seismic License Agreement. A duly executed counterpart of the Seismic License Agreement;

8.2.7	State and Federal Lease Assignments. All assignments, on appropriate forms, of state and of federal leases comprising portions of the Properties, duly executed by the Sellers;

8.2.8

Releases. Duly executed and acknowledged (where applicable) releases and terminations of any mortgages, deeds of trust, security interests, and other similar encumbrances for borrowed money put in place by the Sellers or any of their Affiliates, in each case, burdening such Seller’s interest in any of the Properties in support of existing amounts due and payable by a Seller or its Affiliates, in sufficient counterparts to facilitate recording in each county in which the Properties are located, as applicable, or (for terminations of financing statements) filing with the Secretary of State in the state where the applicable Seller is organized;

PURCHASE AND SALE AGREEMENT

8.2.9	Midstream Assignments. A duly executed counterpart of the Midstream Assignments;

8.2.10	Operational Escrow Accounts. Any documents necessary to transfer the Operational Escrow Accounts to the Buyer; and

8.2.11

Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3 Post-Closing Adjustments. The Buyer and the Sellers agree that the Purchase Price will be further adjusted after the Closing Date in accordance with the provisions of Article 2 of this Agreement.

8.4 Post-Closing Deliveries.

8.4.1

The Sellers shall deliver to the Buyer, promptly following the termination of the Transition Services Agreement, letters in lieu for each purchaser of production with respect to each Well that is not operated by a Seller and in which a Seller has an interest.

8.4.2

At the Buyer’s sole cost and expense, the Sellers shall deliver to the Buyer copies of all Records as promptly as practicable, but no later than thirty (30) days after the termination of the Transition Services Agreement; provided that no later than five (5) Business Days after the Closing, the Sellers shall make electronic versions of the Records available to the Buyer. The Buyer acknowledges that the Sellers will provide the Records as they are currently maintained by the Sellers and the Sellers shall not have any obligation to supply to the Buyer the Records in a format not currently maintained by Seller.

8.5 Deferred Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, in addition to the payment under Section 8.1.1, the Purchase Price shall consist of, and the Buyer shall pay to the Sellers, an aggregate amount equal to the Deferred Purchase Price on the date that is the first anniversary of the Closing Date, as adjusted pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Buyer shall have the right, but not the obligation, to prepay all or any portion of the Deferred Purchase Price at any time in its sole and absolute discretion.

8.6 Contingent Payments. In addition to the Purchase Price, the consideration for the sale of the Properties shall also consist of, and the Buyer shall pay to the Sellers, the amounts (if any) determined to be payable to the Sellers in accordance with the terms listed on Schedule 8.6 (such amounts, the “Contingent Payments”).

PURCHASE AND SALE AGREEMENT

ARTICLE 9

PRESS RELEASES

9.	Public Announcements; Confidentiality.

9.1.1

No Party (or any of its Affiliates) shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding PPR’s, Required Consents, or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (b) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (c) made to Representatives, or (d) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and evaluates, in good faith, any reasonable suggestions received from such other Party. In the case of the disclosures described under clauses (a) and (b) of this Section 9.1.1, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

9.1.2

The Parties shall keep all information and data (a) relating to the existence of this Agreement, the contents hereof, or the transactions contemplated hereby, or (b) that is or was (at any point) subject to restrictions on disclosure pursuant to the terms and conditions of the Confidentiality Agreement (including, for the avoidance of doubt, any information made available to the Buyer pursuant to Section 5.1 or otherwise by or on behalf of the Sellers or their Representatives prior to Closing) strictly confidential, except (i) for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (ii) as required to perform this Agreement, (iii) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (iv) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (v) for disclosures to Governmental Authorities as required by Law, or (vi) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its Representatives in violation of this Section 9.1.2; provided that, prior to making any disclosures permitted under clause (i) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.

PURCHASE AND SALE AGREEMENT

9.1.3

To the extent that the foregoing provisions of this Article 9 conflict with the provisions of the Confidentiality Agreement, the provisions of this Article 9 shall prevail and control to the extent of such conflict. If Closing should occur, (a) the Confidentiality Agreement shall terminate as of the Closing, except as to (i) such portion of the Properties that are not conveyed to the Buyer pursuant to the provisions of this Agreement, and (ii) any assets or properties of the Sellers that are not “Properties” under this Agreement (including the Excluded Assets) and (b) the terms and conditions of the Confidentiality Agreement will apply mutatis mutandis to the Sellers and their Affiliates (as if each were the “Company” thereunder) for one (1) year following the Closing it being the intent of the Parties that the Sellers will treat the “Data” (as defined therein) in strict confidence for such period after Closing.

ARTICLE 10

INDEMNIFICATION

10.	Indemnification.

10.1 Assumed Obligations. Without limiting the Buyer’s rights to indemnity under this Article 10, the terms of Article 2 (including the Buyer’s rights and remedies arising thereunder), the R&W Insurance Policy or any adjustment to the Purchase Price under this Agreement, upon the consummation of the Closing, the Buyer will assume all of the Assumed Obligations.

10.2 Sellers’ Indemnification. From and after the Closing the Sellers hereby agree, subject to the limitations set forth in Section 10.6, to jointly and severally defend, indemnify, and hold harmless the Buyer and the Buyer’s directors, partners, members, managers, officers, agents, employees, successors and permitted assigns (the “Buyer Indemnified Parties”) for, from and against any Liability (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred or suffered by any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) the Sellers’ breach of any covenant or agreement made by the Sellers contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Closing and (b) any of the Excluded Assets or Seller Taxes.

10.3 Buyer’s Indemnification. From and after the Closing the Buyer hereby agrees, subject to the limitations set forth in Section 10.6, to defend, indemnify, and hold harmless the Sellers, their Affiliates and each of their respective directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any Liability (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred or suffered by any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) the Buyer’s breach of any covenant or agreement made by the Buyer contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Closing and (b) any of the Assumed Obligations.

PURCHASE AND SALE AGREEMENT

10.4 Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of the basis for an indemnification claim arising under this Agreement, such party will promptly give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder or in any manner constitute a waiver by the indemnified party of any of its rights under this Agreement, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying party, the indemnified party will give written notice to the indemnifying party of the commencement of such action; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder or in any manner constitute a waiver by the indemnified party of any of its rights under this Agreement, to the extent the indemnifying party is not materially prejudiced thereby.

10.5 Defense. If any action discussed in Section 10.4 is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has failed to assume and diligently prosecute the defense of such claim. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel, the expenses of such defense to be paid by the indemnifying party. As a condition to the indemnifying party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed.

PURCHASE AND SALE AGREEMENT

10.6 Certain Limitations on Indemnity Obligations.

10.6.1

Notwithstanding anything to the contrary contained in this Agreement, subject to and without limitation of the Buyer’s rights under the R&W Insurance Policy and the Special Warranty and the rights of the Parties under Article 12 and Sections 5.1 and 13.22.2, this Article 10 contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby or breaches of this Agreement (except with respect to Fraud), including with respect to breaches of the representations and warranties contained in Article 3 and Article 4 or any certificate delivered at Closing, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 8.1.5 and 8.2.4, as applicable or with respect to any loss, damage, diminution in value, claim, liability, debt, obligation or expense arising out of the ownership, use, or operation of the Properties (including under Environmental Law). Except for the remedies contained in this Article 10 and for the rights of the Parties under Article 12 and Sections 5.1.2 and 13.22.2 and without limitation of the Buyer’s rights under the R&W Insurance Policy and the Special Warranty, each Party (on behalf of itself, each of the other Buyer Indemnified Parties or the other Seller Indemnified Parties, as applicable, and their respective insurers and successors in interest) releases, waives, remises and forever discharges the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, from any and all suits, legal or administrative proceedings, claims, remedies, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Properties, or the condition (including for certainty the presence of, release of or exposure to Hazardous Substances), quality, status or nature of the Properties, including rights to contribution under CERCLA, as amended, and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between any of the Sellers, as applicable, and any Persons who are Affiliates of such Seller, and rights under insurance maintained by the Sellers or any Person who is an Affiliate of such Seller, EVEN IN EACH CASE IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING, IN EACH CASE, INSTANCES OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OR STRICT LIABILITY, OF ANY RELEASED PERSON; provided, however, that the foregoing provisions shall not limit any Party’s rights to pursue claims for Fraud.

PURCHASE AND SALE AGREEMENT

10.6.2

The representations, and warranties of the Sellers in Article 3 and the corresponding representations and warranties confirmed in the certificate delivered at Closing pursuant to Section 8.2.4, shall, without limiting the Buyer’s rights under the R&W Insurance Policy, terminate as of the Closing Date. The representations and warranties of the Buyer in Article 4 and the corresponding representations and warranties confirmed in the certificate delivered at Closing pursuant to Section 8.1.5 shall terminate as of the Closing Date. Each of the respective covenants and performance obligations of the Sellers and the Buyer set forth in this Agreement that are to be complied with or performed by the Sellers or the Buyer, as applicable, at or prior to the Closing shall terminate as of the Closing Date. All other respective covenants and performance obligations of the Sellers and the Buyer set forth in this Agreement that by their terms require performance after the Closing and the corresponding indemnity obligations hereunder shall survive the Closing and remain in full force and effect until fully satisfied and/or performed in accordance with the terms hereof. Notwithstanding anything to the contrary in this Section 10.6.1, the acknowledgements, disclaimers, and other terms, as applicable, herein, Section 5.10, Section 13.24 and Section 13.25 shall survive the Closing indefinitely. The provisions of Section 5.6 shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations closes the taxable year to which the subject Taxes relate.

10.6.3

Notwithstanding anything in this Agreement to the contrary, other than with respect to the Special Warranty, (i) for any and all losses arising out of any breaches of the representations and warranties of the Sellers or any breaches of the covenants of the Sellers that do not require performance following the Closing, in each case, made in this Agreement or any other document contemplated hereunder, the Buyer shall be entitled to recovery solely and exclusively from the R&W Insurance Policy, (ii) in no event shall the Sellers be liable for any indemnification or other payment to the Buyer under or in connection with this Agreement, other than pursuant to the express terms of the Escrow Agreement and Section 10.2, and (iii) in no event shall the Buyer have any right to seek indemnification, payment or any other recourse of any type, under or in connection with, this Agreement or otherwise from (A) the Sellers, other than pursuant to the express terms of the Escrow Agreement and Special Warranty and Section 10.2, or (B) from any Person (including any past, present or future director, officer, employee, manager, member, partner, direct or indirect equityholder, Affiliate, agent, attorney or other representative of Seller) that is not expressly named as Party to this Agreement. Except as set forth in the immediately preceding sentence and subject to Section 10.6.6, the Buyer hereby irrevocably waives any and all rights, claims, and causes of action it may have against the Sellers relating to the Properties (including the ownership, use, operation or condition

PURCHASE AND SALE AGREEMENT

thereof), or relating to the subject matter of this Agreement or any other document contemplated hereby, and the transactions contemplated by this Agreement, EVEN IN EACH CASE IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OR STRICT LIABILITY, OF ANY PERSON RECEIVING THE BENEFIT OF THE WAIVER. Furthermore, without limiting the generality of this Section 10.6.3, from and after the Closing, the Buyer will not be entitled to rescind this Agreement and the Buyer knowingly, willingly, irrevocably, and expressly waives any and all rights of rescission it may have in respect of any such matter. Without limiting the Buyer’s rights under the Special Warranty, the Escrow Agreement Section 10.2 or any other remedy expressly excluded from the waivers set forth in this Section 10.6.3, the Buyer knowingly, willingly, irrevocably, and expressly agrees to indemnify and hold harmless the Seller Indemnified Parties from and against, and in respect of, any and all Liabilities incurred by or on behalf of the Seller Indemnified Parties as a result of any action, suit, claim, investigation, or proceeding brought, encouraged, supported, or maintained by the Buyer against any member of the Seller Indemnified Parties in contravention of the waivers set forth in this Section 10.6.3.

10.6.4

The Buyer knowingly, willingly, irrevocably, and expressly acknowledges and agrees that the agreements contained in Section 10.6 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing indefinitely; and (b) are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.6, the Sellers would not enter into this Agreement.

10.6.5

The indemnities in Section 10.2(a) and Section 10.3(a) shall terminate as of the termination date of each covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 10.2(b) and Section 10.3(b) shall continue without time limit.

10.6.6	The foregoing provisions of this Section 10.6 shall not limit any Party’s rights to pursue claims for Fraud.

10.6.7	In no event, except for instances of Fraud, shall the Sellers be liable for any aggregate amount under this Agreement in excess of the unadjusted Purchase Price.

10.6.8

The amount of any indemnification provided under Section 10.2 or Section 10.3 shall be net of any amounts actually recovered by the indemnified party under insurance policies (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the indemnified Person or its Affiliates). To the extent permitted by applicable law, the Parties shall treat, for applicable tax purposes, any amounts paid pursuant to this Article 10 as an adjustment to the Purchase Price.

PURCHASE AND SALE AGREEMENT

10.6.9

In no event shall any indemnified Person be entitled to duplicate compensation with respect to the same damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement.

10.6.10

Notwithstanding anything stated herein to the contrary, but without limiting the Buyer’s rights under the R&W Insurance Policy and without limiting the right of the Buyer Indemnified Parties to indemnification for Seller Taxes pursuant to this Agreement (including, for the avoidance of doubt, Section 10.2 herein): (a) no Party will have any liability to another Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement; and (b) the Sellers will have no liability to the Buyer or the Buyer Indemnified Parties under this Section 10 for any matter which constitutes a Title Defect or an Environmental Defect or any matter that affects title to the Properties but is specifically excluded from the definition of Title Defect or is a Permitted Encumbrance. Claims for Title Defects or Environmental Defects or other matters described herein, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Deductible is not exceeded, are not subject to the terms of this Section 10 and may not be claimed under this Section 10.

10.6.11

The indemnity of each Party provided in this Agreement shall be for the benefit of and extend to each Person included in the Seller Indemnified Parties and the Buyer Indemnified Parties, as applicable. Any claim for indemnity under this Article 10 by any Third Party must be brought and administered by a Party to this Agreement. No indemnified Person (including any Person within the Seller Indemnified Parties and the Buyer Indemnified Parties) other than the Parties shall have any rights against the Sellers or the Buyer under the terms of this Article 10 except as may be exercised on its behalf by the Buyer or the Sellers, as applicable, pursuant to this Section 10.6.11. The Parties may elect to exercise or not exercise indemnification rights under this Article 10 on behalf of the other indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other indemnified Person for any action or inaction under this Article 10.

10.6.12

Each indemnified Person shall take all reasonable steps to mitigate all damages or other liabilities, losses, costs, and expenses after becoming actually aware of any event that could reasonably be expected to give rise to any damages or other liabilities, losses, costs, or expenses that are indemnifiable or recoverable under this Agreement. If an indemnified Person fails to so mitigate pursuant to the preceding sentence, the indemnifying Person shall have no liability for any portion of such damages or other liabilities, losses, costs, or expenses that reasonably could have been avoided had the indemnified Person made such efforts.

PURCHASE AND SALE AGREEMENT

10.7 EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 10.2 OR 10.3, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON; PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

ARTICLE 11

BOOKS AND RECORDS

11.

Preservation of Books and Records. Except as provided in Section 5.6.6, for a period of five (5) years after the Closing Date, the Buyer will, using procedures consistent with its current record retention procedures, preserve and retain all books and records that relate to the Properties including, but not limited to, any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the operation of the Properties prior to the Closing Date. During such five (5) year period, the Buyer agrees to provide the Sellers with reasonable access to such books and records (at the Sellers’ sole expense) upon reasonable notice and at reasonable times; provided, however, nothing herein shall require the Buyer to provide access to, or disclose any information to, the Sellers or any other Person if such access or disclosure would (a) breach any obligations to any Third Party or obligation of confidentiality binding on the Buyer or the Properties or (b) be in violation of applicable Laws or regulation of any Governmental Authority or the provisions of any Contract or policy to which the Buyer is a party.

ARTICLE 12

TERMINATION

12.	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

PURCHASE AND SALE AGREEMENT

12.1 Right to Terminate. Subject to Section 12.2, this Agreement may be terminated at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following:

12.1.1	by mutual written consent of the Sellers and the Buyer;

12.1.2

by the Buyer if any of the Sellers have materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Article 6 (other than Sections 6.1.4, 6.1.5 and 6.1.6) not to be satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, the Sellers shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1.2 shall not become effective unless the Sellers fail to cure such breach prior to the end of such ten (10) day period;

12.1.3

by the Sellers if the Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Article 7 (other than Sections 7.1.4, 7.1.5 and 7.1.6) not to be satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, the Buyer shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1.3 shall not become effective unless the Buyer fails to cure such breach prior to the end of such ten (10) day period;

12.1.4

by any Party if the Closing does not occur on the Target Closing Date as a result of the closing conditions described in Section 6.1.5 and Section 7.1.5 not being satisfied as of such date; provided, however, if the Consultant is resolving one or more unresolved disputes as provided in Section 6.1.5 and Section 7.1.5, a Party may not terminate this Agreement pursuant to this Section 12.1.4 until the date that is five (5) Business Days following the Consultant’s resolution of such matters; or

12.1.5

by the Sellers or the Buyer if the Closing shall not have occurred on or before the date that is sixty (60) days after the Target Closing Date (the “Outside Date”); provided, however, that (a) if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date or (b) if the conditions precedent set forth in Sections 6.1.6 and 7.1.6 have not been satisfied prior to such date and, in each case all other conditions precedent to Closing set forth in Article 6 and Article 7 (other than those matters referenced in clauses (a) and (b) above) have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing, so long as the Parties are able to satisfy such conditions), then such date will automatically be extended for an additional fifteen (15) days; provided, further, that if the Consultant is resolving one or more unresolved disputes as provided in Section 6.1.5 and Section 7.1.5, the Outside Date shall be extended to the date that is five (5) Business Days following the Consultant’s resolution of such matters.

PURCHASE AND SALE AGREEMENT

provided that a Party may not terminate this Agreement pursuant to Sections 12.1.2 or 12.1.3 above if such Party is, at such time, in material breach of this Agreement.

12.2 Effect of Termination. In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made. Except as specifically provided in Section 12.3, on the termination of this Agreement the Deposit will be refunded to the Buyer. If this Agreement is terminated in accordance with Section 12.1, the provisions contained in this Section 12 and in Sections 1.2, 5.1.2, 9, 13.1, 13.2, 13.4 - 13.17, 13.19, and 13.20 and such defined terms in Article 1 as may be required to give meaning to such sections, and the Confidentiality Agreement shall survive such termination of this Agreement. Upon termination of this Agreement under Section 12.1 no Party shall have any liability under this Agreement except to the extent set forth in Section 12.2, Section 12.3 and the Confidentiality Agreement.

12.3 Distribution of Deposit Upon Termination.

12.3.1

In the event that (a) all conditions precedent to the obligations of the Sellers set forth in Article 7 have been satisfied or waived by the Sellers (or would have been satisfied except for the breach or failure of any of the Sellers’ representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)), and (b) the Closing has not occurred solely as a result of the material breach or failure of the Sellers’ representations, warranties, or covenants hereunder, including, if and when required, the Sellers’ obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, if the Buyer terminates this Agreement pursuant to Section 12.1.5 and at the time of termination, such a material breach or failure has occurred and is continuing), then the Buyer shall be entitled, as the sole and exclusive remedy of the Buyer Indemnified Parties against any member of the Seller Indemnified Parties for the failure to consummate the transactions contemplated hereunder at Closing, to either (i) exercise its right to specific performance of this Agreement pursuant to Section 13.23, or (ii) terminate this Agreement and (A) receive the entirety of the Deposit for the sole account and use of the Buyer (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to the Buyer) and (B) subject to Section 13.4, seek to recover an amount equal to the Buyer’s actual, direct damages from the Sellers in an amount not exceeding the amount of the Deposit.

PURCHASE AND SALE AGREEMENT

12.3.2

In the event that (a) all conditions precedent to the obligations of the Buyer set forth in Article 6 have been satisfied or waived by the Buyer (or would have been satisfied except for the breach or failure of any of the Buyer’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)), and (b) the Closing has not occurred solely as a result of the breach or failure of any of the Buyer’s representations, warranties, or covenants hereunder, including, if and when required, the Buyer’s obligations to consummate the transactions contemplated hereunder at Closing (including if the Sellers terminate this Agreement pursuant to Section 12.1.5 and at the time of termination, such a material breach or failure has occurred and is continuing), then the Sellers shall be entitled, as the sole and exclusive remedy of the Seller Indemnified Parties against any member of the Buyer Indemnified Parties for the failure to consummate the transactions contemplated hereunder at Closing, to terminate this Agreement and receive the entirety of the Deposit as liquidated damages (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to the Sellers) for the sole account and use of the Sellers. For the avoidance of doubt, the Sellers’ right to terminate this Agreement and receive the Deposit pursuant to this Section 12.3.2 shall not be limited by the Buyer’s representation and warranty in Section 4.11 or any failure of the Buyer to obtain financing. IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE PROPERTIES, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.

12.3.3

Without limiting the Sellers’ rights and remedies under Section 12.3.2, the Sellers shall be entitled to the WR Benefit if and when due pursuant to the terms and conditions described in Schedule 12.3.3.

12.3.4

If this Agreement is terminated under Section 12.1 and the Sellers are not entitled to all or part of the Deposit under Sections 12.3.2 or 12.3.3, the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to the Buyer, free of any claims by the Sellers or any other Person with respect thereto.

12.3.5

Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the other Party shall be to exercise an applicable remedy set forth in this Article 12.

PURCHASE AND SALE AGREEMENT

ARTICLE 13

MISCELLANEOUS

13.	Miscellaneous. It is further agreed as follows:

13.1 Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth herein), or on any equitable grounds. Without limiting the foregoing, time is of the essence of this Agreement. Notwithstanding the foregoing, if the date specified in this Agreement for giving any notice or taking any action, including the tendering of any payment hereunder, is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action or making such payment (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

13.2 Notices. All notices and communications required or permitted under this Agreement (other than with respect to the Personnel Contact) shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Sellers:	Chesapeake Exploration, L.L.C. 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Derek Dixon Telephone: (405) 935-4020 Email: derek.dixon@chk.com

With a copy to:	Chesapeake Exploration, L.L.C. 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Benjamin E. Russ Telephone: (405) 935-6462 Email: ben.russ@chk.com

PURCHASE AND SALE AGREEMENT

and Haynes and Boone, LLP 1221 McKinney Street, Suite 4000 Houston, Texas 77012 Attention: Jeremy R. Kennedy Telephone: (713) 547-2098 Email: Jeremy.Kennedy@haynesboone.com

To the Buyer:	SilverBow Resources Operating, LLC 920 Memorial City Way, Suite 850 Houston, Texas 77024 Attention: Chris Abundis; Legal Department Email: legal.notices@sbow.com

With a copy to:	Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 Attention: Stephen Olson Adam Whitehouse Email: solson@gibsondunn.com awhitehouse@gibsondunn.com

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

13.3 Cooperation. After Closing, the Parties each agree to take such further actions and to promptly execute, acknowledge and deliver all such further documents as are reasonably requested by the other in order to expeditiously carry out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including the execution and delivery of any supplemental instruments related to the Assignment necessary to ensure all of the Properties to be conveyed to the Buyer are properly conveyed.

13.4 No Third Party Beneficiaries. Except as set forth in Section 13.25 (Limitation on Recourse), Section 13.27 (Debt Financing Sources) and for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Article 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a Third Party beneficiary of this Agreement.

13.5 Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

PURCHASE AND SALE AGREEMENT

13.6 Choice of Law; Venue. Subject to Section 13.27, this Agreement, the legal relations between the Parties, and all claims or causes of action (whether in tort, contract, or statute) that may be based upon or arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement will be interpreted, construed and enforced in accordance with the Laws of the State of Texas (including its statutes of limitations), without giving effect to any rules or principles of conflicts of Law that might otherwise refer to the Laws of another jurisdiction. The venue for any action brought under this Agreement shall be Harris County, Texas.

13.7 Jurisdiction. Subject to Section 13.27, each Party consents to personal jurisdiction in any action brought in the United States federal courts located within Houston, Texas (or, if jurisdiction is not available in the United States federal courts, to personal jurisdiction in any action brought in the state courts located in Houston, Texas) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the determination of a Title Defect Amount or Title Benefit amount pursuant to Section 2.2.11, or the determination of Purchase Price adjustments pursuant to Section 2.9 is referred to an expert pursuant to those Sections) will be instituted exclusively the United States federal courts located within Houston, Texas (or, if jurisdiction is not available in the United States federal courts, to personal jurisdiction in any action brought in the state courts located in Houston, Texas). Subject to Section 13.27, each Party hereby irrevocably waives, to the fullest extent permitted by applicable Laws, (a) any objection it may now or hereafter have to the laying of venue of any such action, suit, or proceeding in any of the aforesaid courts, (b) any claim it may now or hereafter have that any such action, suit, or proceeding has been brought in an inconvenient forum, and (c) the right to object, in connection with such action, suit, or proceeding, that any such court does not have any jurisdiction over such Party. Each Party hereby irrevocably consents to the service of any papers, notices, or process at the address set out in Section 13.2 of this Agreement in connection with any action, suit, or proceeding and agrees that nothing herein will affect the right of the other Party to serve any such papers, notices, or process in any other manner permitted by applicable Law. Each Party agrees that a judgement in any such dispute, controversy, or claim may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by applicable Law.

13.8 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, the Assignment, the Seismic License Agreement, the Midstream Assignments, the Transition Services Agreement, and the other documents contemplated by this Agreement, together with the Confidentiality Agreement and the Employment Transfer Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior written or oral agreements, or contemporaneous or subsequent oral agreements of the Parties. There are no agreements, understandings, warranties or representations except as set forth herein or therein.

PURCHASE AND SALE AGREEMENT

13.9 Assignment. Except as contemplated in Section 13.18, it is agreed that no Party may assign this Agreement, in whole or in part, without the express written consent of Seller Representative (in the case of the Buyer) or the Buyer (in the case of any Seller), as the case may be, and no such assignment under Section 13.18 shall be deemed to have released the assigning Party from any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

13.10 Amendment. Subject to Section 13.27, neither this Agreement, nor any of the provisions hereof may be amended, supplemented, changed, waived, discharged or terminated, except by an instrument in writing signed by all Parties.

13.11 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

13.12 Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding that does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

13.13 Waiver. Any failure by any party or parties hereto to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

13.14 Counterparts; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by electronic transmission (including scanned documents delivered by email), which shall be binding upon any Party so executing.

13.15 WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC. EACH OF THE BUYER AND THE SELLERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH.

PURCHASE AND SALE AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, NEITHER THE BUYER, THE SELLERS NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY “SPECIAL DAMAGES” (AS DEFINED BELOW) EXCEPT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY “SPECIAL DAMAGES” (AS DEFINED BELOW) TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.15 SHALL BE CONSTRUED AS LIMITING ANY PERSON’S ABILITY TO RECOVER DIRECT DAMAGES (INCLUDING LOST PROFITS THAT ARE DIRECT DAMAGES) AS PROVIDED UNDER TEXAS LAW. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL LOST PROFITS, DIMINUTION IN VALUE, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED).

13.16 Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive arms-length negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party and any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

13.17 Schedules. The inclusion of any information (including Dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by a Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of such Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including, without limitation, any violation of a legal requirement or breach of contract or that a matter does, or may have, a Material Adverse Effect). Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed reasonably relate, but only to the extent such relation is reasonably apparent based on the manner in which such matter is scheduled.

13.18 Possible Exchange. Each Seller reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to Code Section 1031, and its implementing regulations. In connection with effectuating a non-simultaneous like-kind exchange, such Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37). In addition, should a Seller choose to structure the transaction provided under the terms of this Agreement as a non-simultaneous like-kind exchange, the Buyer agrees to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind-exchange.

PURCHASE AND SALE AGREEMENT

13.19 Sale or Use Tax, Recording Fees, and Similar Taxes and Fees. The Parties do not expect any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (“Transfer Taxes”) to be incurred or imposed upon, or with respect to, the property transfers or other transactions contemplated hereby, however, if any Transfer Taxes are incurred or imposed, such Transfer Taxes shall be borne by the Buyer. The Sellers will determine, and the Buyer agrees to cooperate with the Sellers in determining, Transfer Taxes, if any, that applicable Law requires the Sellers to collect from the Buyer in connection with the sale of the Properties hereunder, and the Buyer agrees to pay any such Transfer Taxes to the Sellers at Closing; provided, however, that the Sellers’ failure to collect any such Transfer Taxes at Closing shall not absolve the Buyer from the Buyer’s responsibility for such Transfer Taxes. If such transfers or transactions hereunder are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, the Buyer or the Sellers, as applicable, will timely furnish the applicable certificate or evidence to the other Party and/or the applicable Governmental Authority, as appropriate.

13.20 Expenses. Except as provided in Section 13.19, all expenses incurred by the Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by the Sellers, shall be borne solely and entirely by the Sellers, and all such expenses incurred by the Buyer shall be borne solely and entirely by the Buyer. For the avoidance of doubt, all fees, costs and expenses of the R&W Insurance Policy shall be paid by the Buyer, and the Sellers will not have any liability with respect thereto.

13.21 Change of Name. Unless otherwise authorized by the Sellers in writing, as promptly as practicable, but in any case within sixty (60) days after the termination of the Transition Services Agreement, the Buyer shall eliminate the name CHESAPEAKE and any variants thereof from the Properties acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to the Sellers or any of their Affiliates.

13.22 Replacement of Bonds, Letters of Credit and Guarantees.

13.22.1

The Parties understand that, except for the Operational Escrow Accounts, none of the surety bonds, letters of credit, guarantees or other forms of credit support set forth on Schedule 3.18, maintained, posted or otherwise held by the Sellers with respect to the Properties (the “Credit Support”) are to be transferred to the Buyer. On or before Closing, the Buyer shall obtain, or cause to be obtained in the name of the Buyer, replacements for such Credit Support as necessary to permit the cancellation of the Credit Support posted by the Sellers or to consummate the transactions contemplated by this Agreement. Without limiting the Parties’ obligations under Section 5.14, the Buyer shall utilize Commercially Reasonable Efforts to cooperate with the Sellers in order to cause the Sellers and their Affiliates to be released, as

PURCHASE AND SALE AGREEMENT

of the Closing Date, from such Credit Support. The Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that the Buyer has previously posted with Governmental Authorities as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted by the Sellers with Governmental Authorities to the extent required by applicable Law. For the avoidance of doubt, the obligations of this Section 13.22 are limited to only those surety bonds, letters of credit, guarantees or other forms of credit support set forth on Schedule 3.18 as of the Execution Date.

13.22.2

In the event that any counterparty to any such Credit Support does not release the Sellers or any of its Affiliates or in the event that any Governmental Authority does not permit the cancellation of any Credit Support posted by the Sellers and/or any Affiliate of the Sellers with respect to the Properties, then, from and after Closing, the Buyer shall indemnify the Sellers or any Affiliate of the Sellers, as applicable, against all amounts incurred by the Sellers or any Affiliate of the Sellers, as applicable, under such Credit Support if applicable to the Properties acquired by the Buyer until released and replaced pursuant to Section 13.22.1.

13.22.3

Notwithstanding anything to the contrary contained in this Agreement, the Sellers will transfer to the Buyer, as of Closing, the Operational Escrow Accounts, and the Buyer shall administer such Operational Escrow Accounts and assume all obligations relating thereto from and after Closing. Other than the Operational Escrow Accounts, if applicable, Buyer shall promptly deliver to the Sellers any cash placed in escrow by the Sellers or any Affiliate of the Sellers pursuant to the Credit Support and delivered to the Buyer or its Affiliates and all such amounts placed in escrow by the Sellers or their Affiliates shall be deemed an Excluded Asset for all purposes hereunder.

13.23 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties shall be entitled to seek specific performance of the terms hereof (including, if applicable, the obligation of the Sellers to consummate the Closing, but specifically excluding the obligation of the Buyer to consummate the Closing) and immediate injunctive relief, in addition to any other remedy available at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. For purposes of clarity, the Sellers shall not have the right to specific performance of, or other equitable relief with respect to, the obligation of the Buyer to consummate the Closing.

PURCHASE AND SALE AGREEMENT

13.24 Reliance. THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE. PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM’S LENGTH IN NEGOTIATING THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT WITHOUT LIMITATION OF THE PARTIES REMEDIES FOR FRAUD, EACH PARTY HAS RELIED UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF THE PARTIES TO BE DELIVERED AT THE CLOSING, OR IN ANY OTHER DOCUMENT DELIVERED HEREUNDER.

13.25 Limitation on Recourse. NOTWITHSTANDING ANYTHING THAT MAY BE EXPRESSED OR IMPLIED IN THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS CONTEMPLATED BY THIS AGREEMENT, EACH PARTY, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATE AND ITS AND THEIR REPRESENTATIVES COVENANTS, ACKNOWLEDGES AND AGREES THAT NO PAST, PRESENT, OR FUTURE DIRECTOR, MANAGER, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVE, AFFILIATE, OR FINANCING SOURCE AND THEIR RESPECTIVE PAST, PRESENT, OR FUTURE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS, ATTORNEYS, REPRESENTATIVES, AFFILIATES (OTHER THAN ANY OF THE PARTIES), OR FINANCING SOURCES OF ANY OF THE PARTIES (EACH, A “NON-RECOURSE PERSON” FOR PURPOSES OF THIS PROVISION), IN SUCH CAPACITY, SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT, THE OTHER DOCUMENTS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER AND NO PERSONAL LIABILITY UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT CONTEMPLATED BY THIS AGREEMENT SHALL ATTACH TO ANY NON-RECOURSE PERSON, WHETHER BY OR THROUGH ATTEMPTED PIERCING OF THE CORPORATE, LIMITED PARTNERSHIP OR LIMITED LIABILITY COMPANY VEIL, BY OR THROUGH A CLAIM BY OR ON BEHALF OF A PARTY AGAINST ANOTHER PARTY’S NON-RECOURSE PERSON, BY ENFORCEMENT OF ANY ASSESSMENT OR BY ANY LEGAL OR EQUITABLE PROCEEDING, BY VIRTUE OF ANY APPLICABLE LAW, WHETHER IN CONTRACT, TORT OR OTHERWISE. THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED

PURCHASE AND SALE AGREEMENT

TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE ENTITIES THAT ARE EXPRESSLY NAMED AS PARTIES, AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS SECTION 13.25.

13.26 Seller Representative. Each Seller hereby appoints CELLC to serve as its representative hereunder (the “Sellers’ Representative”) and agrees that the Sellers’ Representative shall be authorized on such Seller’s behalf and responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed to the Sellers hereunder, (b) receive all amounts payable to the Sellers hereunder, (c) make, on a joint basis, all elections that the Sellers are entitled to make hereunder, and (d) otherwise perform all of the obligations of Sellers under this Agreement. The Sellers’ Representative shall be responsible for delivering to each Seller all such notices, statements, reports, and other information, and disbursing to the Sellers their respective proportionate shares of all amounts received by Sellers’ Representative on their behalf. The Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made by the Sellers’ Representative with respect to the foregoing described matters on behalf of the Sellers as fully and effectively as though each had done, performed, made or executed the same. THE SELLERS’ REPRESENTATIVE AGREES TO INDEMNIFY AND HOLD HARMLESS, AND EACH SELLER RELEASES, BUYER FROM AND AGAINST ANY AND ALL DAMAGES IN FAVOR OF ANY SELLER ARISING OUT OF, OR RESULTING IN ANY WAY FROM, THE PERFORMANCE AND DISCHARGE, OR THE FAILURE TO PERFORM OR DISCHARGE, BY THE SELLERS’ REPRESENTATIVE OF ITS RESPONSIBILITIES UNDER THIS SECTION. FURTHER, EACH SELLER WILL BE JOINTLY AND SEVERALLY LIABLE FOR ANY SELLER’S (OR ALL OF THE SELLERS’) OBLIGATIONS HEREUNDER. For the avoidance of doubt, for purposes of determining whether the value of a defect or claim hereunder exceeds any threshold, deductible, or similar limitation herein, the value of such defect or claim affecting or applying to two or more of the Sellers shall be aggregated for such purposes.

13.27 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Seller on behalf of itself and its Affiliates, (collectively, the “Seller Related Parties”) hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing sources of the Buyer (“Debt Financing Sources”), arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including any commitment letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt

PURCHASE AND SALE AGREEMENT

Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Texas)) shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another jurisdiction), (b) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, any commitment letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon the Seller Related Parties in any such Proceeding shall be effective if notice is given in accordance with Section 13.2, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, any commitment letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that no Debt Financing Sources shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (g) agrees that no Debt Financing Sources will have any liability to any Seller Related Party (other than the Buyer and its Affiliates) in connection with this Agreement, the Debt Financing, any commitment letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Buyer against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder) and (h) agrees that the Debt Financing Sources are express Third Party beneficiaries of, and may enforce, the foregoing agreements in this Section 13.27 and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 13.27) shall not be amended in any way materially adverse to any Debt Financing Sources without the prior written consent of each related Debt Financing Source.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW]

PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Sellers have executed this Agreement effective as of the Execution Date.

SELLERS:

CHESAPEAKE OPERATING, L.L.C., an Oklahoma limited liability company

By:	/s/ Mohit Singh
Name: Mohit Singh
Title:	Executive Vice President and Chief
Financial Officer

CHESAPEAKE ENERGY MARKETING, L.L.C., an Oklahoma Limited Liability Company

By:	/s/ Mohit Singh
Name: Mohit Singh
Title:	Executive Vice President and Chief
Financial Officer

CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma Limited Liability Company

By:	/s/ Mohit Singh
Name:	Mohit Singh
Title:	Executive Vice President and Chief
Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND AMONG

CHESAPEAKE OPERATING, L.L.C., CHESAPEAKE ENERGY MARKETING, L.L.C., CHESAPEAKE EXPLORATION,

L.L.C., CHESAPEAKE ROYALTY, L.L.C. AND SILVERBOW RESOURCES OPERATING, LLC

CHESAPEAKE ROYALTY, L.L.C., an Oklahoma Limited Liability Company

By:	/s/ Mohit Singh
Name:	Mohit Singh
Title:	Executive Vice President and Chief
Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND AMONG

CHESAPEAKE OPERATING, L.L.C., CHESAPEAKE ENERGY MARKETING, L.L.C., CHESAPEAKE LAND

DEVELOPMENT COMPANY, L.L.C., CHESAPEAKE EXPLORATION, L.L.C., CHESAPEAKE ROYALTY, L.L.C. AND

SILVERBOW RESOURCES OPERATING, LLC

IN WITNESS WHEREOF, the Buyer has executed this Agreement effective as of the Execution Date.

BUYER:

SILVERBOW RESOURCES OPERATING, LLC,
a Texas limited liability company

By:	/s/ Christopher M. Abundis
Name:	Christopher M. Abundis
Title:	Executive Vice President, Chief Financial
Officer & General Counsel

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND AMONG

CHESAPEAKE OPERATING, L.L.C., CHESAPEAKE ENERGY MARKETING, L.L.C., CHESAPEAKE EXPLORATION,

L.L.C., CHESAPEAKE ROYALTY, L.L.C. AND SILVERBOW RESOURCES OPERATING, LLC